Exhibit 2.2

EXECUTION COPY

AGREEMENT ON THE SALE AND PURCHASE OF
ALL SHARES RELATING TO THE
AMI DODUCO GROUP

SALE AND PURCHASE AGREEMENT

between

Technitrol, Inc.
(“Seller Parent”)

and

AMI Doduco Holding GmbH
(“Seller”)

on the one hand

and

Blitz F10-vier-eins GmbH
(to be renamed ‘Doduco Holding GmbH’)
(“Purchaser”)

and

Tinicum Capital Partners II, L.P.
(“Purchaser’s Guarantor”)

on the other hand

(Seller, Seller Parent, Purchaser and Purchaser’s Guarantor collectively, the “Parties”, and each of them a “Party”)

TABLE OF CONTENTS

Section 1 Corporate Information Regarding AMI Germany		7
1.1	Particulars of AMI Germany	7
1.2	Subsidiaries and Participations of AMI Germany	8
1.3	Domination and Profit and Loss Pooling Agreement	8
Section 2 Corporate Information Regarding AMI Spain		8
2.1	Particulars of AMI Spain	8
2.2	Subsidiaries and Participations of AMI Spain	8
Section 3 Corporate Information Regarding AMI Singapore and the Delaware Companies		8
3.1	Particulars of AMI Singapore and Particulars of the Delaware Companies	8
3.2	Subsidiaries and Participations of AMI Singapore and the Delaware Companies	9
Section 4 pre-Closing Restructuring of the Target Group		9
4.1	Transfers of the AMI Singapore Shares	9
4.2	Transfers of the Delaware Companies’ Shares	10
4.3	Transfer of the AMI Spain Shares	10
4.4	Transfer of the Mexican Receivable	10
4.5	Structure of the Target Group after the Pre-Closing Restructuring	10
Section 5 Sale and Purchase of the Shares; Rights to Profits		11
5.1	Sale and Purchase of the Sold Shares; Right to Profits	11
5.2	Separate Transfer Document; Other Transfers	11
5.3	Consents	12
Section 6 Purchase Price; Conditions of Payment		12
6.1	Purchase Price; Payment of the AMI Germany Debt Balance	12
6.2	Purchase Price Adjustment	12
6.3	Payment of the Closing Purchase Price and the Estimated AMI Germany Debt Balance	15
6.4	No Right to Set-off	16
6.5	Default Interest	16
6.6	Business Day; Point of Time; Web-Sites	16
Section 7 Third Party Precious Metals; Closing Purchase Price; Final Purchase Price		16
7.1	Third-Party Precious Metals Adjustment; Inventory Taking	16
7.2	Preparation of the Closing Date Statement	18
7.3	Relevant Accounting Principles and Accounting Guidelines	18
7.4	Review of the Closing Date Statement	19
7.5	Disputes	19
7.6	Determination of Expert	19
7.7	Mandate of Expert; Expert Procedures	20
7.8	Determination and Payment of the Post-Closing Adjustment Amount; Final Purchase Price	20
Section 8 Closing; Closing Conditions; Termination Rights		22
8.1	Closing Date	22
8.2	Closing Conditions	22

8.3	Obligations with Respect to the Closing Conditions; Waiver	24
8.4	Consequences of Non-Satisfaction of the Closing Conditions	24
8.5	Termination Rights	24
8.6	Actions on the Closing Date	26
8.7	Closing Protocol	27
Section 9 Seller’s Representations and Warranties		27
9.1	Form and Scope of Seller’s Representations and Warranties	27
9.2	Seller’s Representations and Warranties	28
9.3	No other Seller’s Representations and Warranties	42
9.4	Seller’s Knowledge	42
Section 10 Remedies for Breach of Seller’s Guarantees		42
10.1	General/Recoverable Damages	42
10.2	Overall Scope of Seller’s Liability pursuant to this Agreement	43
10.3	De Minimis; Tipping Basket	44
10.4	Exclusion of Claims	44
10.5	Notification of Seller; Procedure in Case of Third Party Claims	44
10.6	Mitigation	45
10.7	Limitation Periods	45
10.8	Exclusion of Further Remedies	46
Section 11 Tax matters		46
11.1	Definitions	46
11.2	Tax Guarantees and Covenants	46
11.3	Tax Indemnification	47
11.4	Tax Filings after the Closing Date	49
11.5	Purchaser’s Tax Covenants	50
11.6	Indemnification Procedures	50
11.7	Tax Refunds	51
11.8	Additional Tax Refunds	52
11.9	Expiration	52
Section 12 Purchaser’s Representations and Warranties; Indemnification by Purchaser; Certain Guarantees; Indemnification by Seller		53
12.1	Purchaser’s Representations and Warranties	53
12.2	Indemnification by Purchaser	53
12.3	Certain Guarantees and Representations	54
12.4	Indemnification by Seller	54
12.5	Environmental Matters	56
12.6	Expiration	60
12.7	Mitigation	61
Section 13 Interim Period		61
Section 14 Separation Issues		62
14.1	Settlement of Intercompany Receivables and Intercompany Payables	62
14.2	Termination of Profit and Loss Pooling Agreement	64
14.3	Special Covenants and Guarantees regarding the AMI Germany Debt Balance, the Intercompany Debt Balance and the Intra-Company Receivables/Payables	65
14.4	Termination and Settlement of Intercompany Agreements; Release	66

14.5	Use of the name “AMI Doduco”	66
Section 15 Covenants		67
15.1	Merger Control Proceedings; Other Regulatory Requirements	67
15.2	Access to Information; Insurance	67
15.3	Covenant Not to Compete; Non-Solicitation	68
15.4	Alternative Precious Metals Leases	69
15.5	No-Shop	69
15.6	Further Assurances	69
Section 16 Confidentiality / Press Releases		69
16.1	Confidentiality of this Agreement; Press Releases; Public Disclosure	69
16.2	Confidentiality; Undertaking regarding Business or Trade Secrets	70
Section 17 Assignment of Rights and Undertakings		70
Section 18 Joint and Several Liability; Power of Attorney		70
18.1	Joint and Several Liability	70
18.2	Power of Attorney	70
Section 19 Costs and Taxes		70
19.1	Taxes, Commissions	70
19.2	Costs, Advisory Fees	71
Section 20 Notices		71
20.1	Form of Notice	71
20.2	Notices to Seller and Seller Parent	71
20.3	Notices to Purchaser and Purchaser’s Guarantor	72
20.4	Change of Address	72
20.5	Copies to Advisors	72
Section 21 Miscellaneous		72
21.1	Governing Law	72
21.2	Dispute Resolution	73
21.3	Amendments, Supplementations	73
21.4	Language; Interpretation	73
21.5	Headings	74
21.6	Annexes	74
21.7	Entire Agreement	74
21.8	Severability	74
21.9	Index of Definitions	75
21.10	Index of Annexes	78

Recitals

A.	Seller Parent is a corporation incorporated under the laws of the State of Pennsylvania, U.S.A., with its registered office in the State of Pennsylvania, U.S.A.

B.
Seller is a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) established under the laws of Germany with registered offices in Pforzheim, Germany, and registered in the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Mannheim under HRB 504068.

C.
Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) established under the laws of Germany with registered offices in Frankfurt am Main, Germany, and registered in the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Frankfurt am Main under HRB 88295.

D.
All shares in Purchaser are held by Doduco S.àr.l., a limited liability company existing under the laws of the Grand Duchy of Luxembourg with registered office at 412F, route d’Esch, L-2086 Luxembourg (“LuxCo”).

E.
Seller is the sole shareholder of AMI Doduco GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) established under the laws of Germany with registered offices in Pforzheim, Germany, and registered in the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Mannheim under HRB 504069 (“AMI Germany”).

F.
Seller is, furthermore, on the date hereof the sole shareholder of AMI Doduco Espana S.L., a limited liability company (Sociedad de Responsabilidad Limitada) established under the laws of Spain with registered offices at C/ Manises s/n, Pozuelo de Alarcón, 28224 Madrid, Spain, and registered in the Madrid Commercial Registry on Volume 16314, Sheet 195, Section 8, page number M-157157 (“AMI Spain”).

G.
AMI Doduco Nederland B.V. (“AMI NL”) is a limited liability company (Besloten Vennootschap B.V.) established under the laws of the Netherlands with registered offices in Amsterdam, Netherlands, and registered in the commercial register of the Chamber of Commerce (Kamer van Koophandel) under 34166940.

H.
AMI Doduco Components B.V. (“AMI CP”) is a limited liability company (Besloten Vennootschap B.V.) established under the laws of the Netherlands with registered offices in Amsterdam, Netherlands, and registered in the commercial register of the Chamber of Commerce (Kamer van Koophandel) under 34238377.

I.
AMI NL is on the date hereof the sole shareholder of AMI Doduco Singapore Holdings Pte. Ltd., a limited liability company (Limited) established under the laws of Singapore, with registered offices in Singapore, and registered in the commercial register of the Accounting and Corporate Regulatory Authority under 199904256Z (“AMI Singapore”). AMI Singapore is the sole shareholder of AMI Doduco Tianjin Electrical Contacts Manufacturing Co. Ltd., a limited liability company established under the laws of China, with registered offices in Tianjin, China, and registered under the business license registration No. 120000400055403 (“AMI China”).

J.
AMI CP is on the date hereof the sole shareholder of AMI Doduco Investors (DE), LLC and AMI Doduco (DE), LLC, limited liability companies organized under the laws of the State of Delaware, U.S.A. (“Delaware Companies”). The Delaware Companies are the sole shareholders of AMI Doduco (Mexico), S. De R.L. de C.V., established under the laws of Mexico (“AMI Mexico”), whereby AMI Doduco Investors (DE), LLC owns 90% and AMI Doduco (DE), LLC owns 10% of the share capital of AMI Mexico.

K.
AMI Germany, AMI Spain, the Delaware Companies, AMI Mexico, AMI Singapore and AMI China are each individually referred to as a “Target Company” and are collectively referred to as the “Target Group” or the “Target Companies”. The shares and equity interests in the Target Group are also referred to as the “Target Group Shares”. Seller Parent and its Subsidiaries, excluding the Target Companies, shall be referred to as the “Technitrol Group”.

L.
For purposes of this Agreement, a “Subsidiary” means, with respect to any Person, any other Person whose securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of the total number of such securities or ownership interests then outstanding, are at the time directly or indirectly owned by such Person and/or one or more of its Subsidiaries.

M.
The Target Companies are engaged in the business of producing, fabricating and selling electrical contacts, contact materials and contact assemblies, using precious metals and refining of precious metals (the “Business”).

N.
Seller intends to consummate a Pre-Closing Restructuring (as defined and described in Section 4 below) of the Target Group through which AMI Germany will become the sole (direct or indirect) shareholder of all shares in the Target Companies (other than AMI Germany).

O.
Upon effectiveness of the Pre-Closing Restructuring, Seller intends to dispose of all of its interests in AMI Germany to Purchaser. Purchaser intends to acquire all of the interests in AMI Germany from Seller.

NOW, THEREFORE, the Parties agree as follows:

Section 1
Corporate Information Regarding AMI Germany

1.1	Particulars of AMI Germany

1.1.1
AMI Germany is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized and validly existing under the laws of Germany with registered offices in Pforzheim, Germany, and registered in the commercial register (Handelsregister) of the Local Court (Amtsgericht) of Mannheim under HRB 504069.

1.1.2
The registered share capital (Stammkapital) of AMI Germany amounts to DEM 18,050,000.00 (in words: eighteen million and fifty thousand Deutsche Mark) and is divided into one share in the nominal amount of DEM 18,050,000.00 which is held by Seller.

1.1.3	All issued shares in AMI Germany are referred to as the “Sold Shares”, regardless of whether the number and par value of such shares correspond to the particulars given in Section 1.1.2.

1.2	Subsidiaries and Participations of AMI Germany

As of the date of this Agreement, AMI Germany does not hold shares, equity interests or participations in any other corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity (each, a “Person”).

1.3	Domination and Profit and Loss Pooling Agreement

Seller and AMI Germany have entered into a domination and profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) dated December 17, 1997 (the “Domination and Profit and Loss Pooling Agreement”). This Domination and Profit and Loss Pooling Agreement will be terminated prior to or at Closing in accordance with Section 14.2.1.

Section 2
Corporate Information Regarding AMI Spain

2.1	Particulars of AMI Spain

2.1.1
AMI Spain is a limited liability company (Sociedad de Responsabilidad Limitada) duly organized, validly existing and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of Spain with registered offices at C/ Manises s/n, Pozuelo de Alarcón, 28224 Madrid, Spain, and registered in the Madrid Commercial Registry on Volume 16314, Sheet 195, Section 8, page number M-157157.

2.1.2
The registered share capital of AMI Spain amounts to € 6,921,381.61 (in words: six million nine hundred and twenty-one thousand three hundred and eighty-one Euro and sixty-one cents) and is divided into 1,151,621 (in words: one million one hundred and fifty-one thousand six hundred and twenty-one) participations of 6.010121 Euro par value each, consecutively numbered from 1 through 1,151,621, all of which are held by Seller.

2.1.3	All issued shares in AMI Spain are referred to as the “AMI Spain Shares”, regardless of whether the number and par value of such shares correspond to the particulars given in Section 2.1.2.

2.2	Subsidiaries and Participations of AMI Spain

AMI Spain does not hold shares or participations in any other Persons.

Section 3
Corporate Information Regarding AMI Singapore and the Delaware Companies

3.1	Particulars of AMI Singapore and Particulars of the Delaware Companies

3.1.1
AMI Singapore is a private company limited by shares duly organized, validly existing and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of the Republic of Singapore with registered offices at 1 Robinson Road #17-00 AIA Tower, Singapore 048542, and registered in the commercial register of the Accounting and Corporate Regulatory Authority under the Company Registration No. 199904256Z.

3.1.2
The issued and paid-up share capital of AMI Singapore on the date hereof amounts to S$ 2 (in words: two Singapore dollars) and is divided into two shares, both in the nominal amount of S$ 1 each, both of which are held by AMI NL. The share capital might further be increased prior to the Closing Date in connection with the settlement of intercompany payables and receivables pursuant to Section 14.

3.1.3	All shares in AMI Singapore are referred to as the “AMI Singapore Shares”, regardless of whether the number and par value of such shares correspond to the particulars given in Section 3.1.2.

3.1.4
AMI Doduco Investments (DE), LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A. AMI Doduco (DE), LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

3.1.5	All limited liability company membership interests in each of the Delaware Companies are held entirely by AMI CP.

3.1.6	All limited liability company membership interests in the Delaware Companies are referred to as the “Delaware Companies’ Shares”.

3.2	Subsidiaries and Participations of AMI Singapore and the Delaware Companies

3.2.1	All of the issued shares of AMI China are held by AMI Singapore. AMI Singapore does not hold shares, equity interests or participations in any Person other than AMI China.

3.2.2	All of the issued shares of AMI Mexico are held by the Delaware Companies. The Delaware Companies do not hold shares, equity interests or participations in any Person other than AMI Mexico.

Section 4
pre-Closing Restructuring of the Target Group

4.1	Transfers of the AMI Singapore Shares

4.1.1	As soon as possible after the date of this Agreement, Seller Parent shall cause that (steht dafür ein, dass) AMI NL sells and transfers the AMI Singapore Shares to Seller.

4.1.2
As soon as possible after completion of the transfer of the AMI Singapore Shares to Seller, Seller shall transfer the AMI Singapore Shares to AMI Germany. The transfer shall be made as a contribution to the equity of AMI Germany in the meaning of Section 272 (2) no. 4 of the German Commercial Code (HGB).

4.1.3	Instead of effecting two share transfers as contemplated in Sections 4.1.1 and 4.1.2 above, AMI NL may transfer the AMI Singapore Shares directly to AMI Germany.

4.2	Transfers of the Delaware Companies’ Shares

4.2.1	As soon as possible after the date of this Agreement, Seller Parent shall cause that (steht dafür ein, dass) AMI CP sells and transfers the Delaware Companies’ Shares to Seller.

4.2.2
As soon as possible after completion of the transfer of the Delaware Companies’ Shares to Seller, Seller shall transfer the Delaware Companies’ Shares to AMI Germany. The transfer shall be made as a contribution to the equity of AMI Germany in the meaning of Section 272 (2) no. 4 of the German Commercial Code (HGB).

4.2.3	Instead of effecting two share transfers as contemplated in Sections 4.2.1 and 4.2.2 above, AMI CP may transfer the Delaware Companies’ Shares directly to AMI Germany.

4.3	Transfer of the AMI Spain Shares

As soon as possible after the date of this Agreement, Seller shall transfer the AMI Spain Shares to AMI Germany. The transfer shall be made as a contribution to the equity of AMI Germany in the meaning of Section 272 (2) no. 4 of the German Commercial Code (HGB).

4.4	Transfer of the Mexican Receivable

4.4.1
On the date of this Agreement, AMI NL holds a receivable against AMI Mexico in the nominal amount of USD 7,032,075, the amount of which may fluctuate to a certain extent in the Ordinary Course of Business until the Closing (the “Mexican Receivable”).

4.4.2	Seller Parent shall cause that (steht dafür ein, dass) AMI NL transfers the Mexican Receivable to Seller prior to Closing.

4.4.3
As soon as possible after completion of the transfer of the Mexican Receivable to Seller, Seller shall transfer the Mexican Receivable to AMI Germany. The transfer shall be made as a contribution to the equity of AMI Germany in the meaning of Section 272 (2) no. 4 of the German Commercial Code (HGB).

4.4.4	The Mexican Receivable shall in each case be transferred with all rights pertaining to it, including any rights to receive interest, if any.

4.4.5
The Mexican Receivable is not, and will not as a consequence of the transfers contemplated herein, be impaired. From the date of this Agreement until and including the Closing Date neither Seller Parent nor any of its Affiliates shall make or enter into any agreement or arrangement or make any payment that would result in a change to the nominal amount of the Mexican Receivable other than in the Ordinary Course of Business.

4.5	Structure of the Target Group after the Pre-Closing Restructuring

4.5.1	The transfers of shares and the transfers of the Mexican Receivable pursuant to Section 4.1 through Section 4.4 are hereinafter referred to as the “Pre-Closing Restructuring”.

4.5.2	After completion of the Pre-Closing Restructuring, AMI Germany will be the sole and direct

(a)	shareholder of the Delaware Companies, with the Delaware Companies being the sole and direct shareholders of AMI Mexico;

(b)	shareholder of AMI Singapore, with AMI Singapore being the sole and direct shareholder of AMI China;

(c)	shareholder of AMI Spain; and

(d)	owner of the Mexican Receivable.

4.5.3
All shares to be transferred under the Pre-Closing Restructuring shall be transferred with any and all rights pertaining to them, including, without limitation, the rights to receive dividends for the current and future fiscal years as well as dividends for all prior fiscal years not yet declared or distributed as of the date hereof.

4.5.4	The transactions to be made pursuant to this Section 4 shall be made at values corresponding to those assigned to the respective shares and the Mexican Receivable in Annex 4.5.4.

4.5.5
Seller Parent agrees to cause that (steht dafür ein, dass) Seller, AMI NL, AMI CP and AMI Germany will validly and in compliance with all applicable laws perform all necessary steps, adopt all necessary resolutions and take and effect all actions necessary to complete the Pre-Closing Restructuring.

Section 5
Sale and Purchase of the Shares; Rights to Profits

5.1	Sale and Purchase of the Sold Shares; Right to Profits

5.1.1	Seller hereby sells free and clear of any Encumbrances and Purchaser hereby purchases, upon the terms and conditions of this Agreement, the Sold Shares.

5.1.2
The sale and purchase of the Sold Shares sold hereunder shall include any and all rights pertaining to the Sold Shares, including, without limitation, the rights to receive dividends for the current and future fiscal years as well as dividends for all prior fiscal years not yet declared or distributed as of the Closing Date. However, until such time as the Domination and Profit and Loss Pooling Agreement is terminated, profits generated by AMI Germany are to be transferred pursuant to the terms and conditions of the Domination and Profit and Loss Pooling Agreement to Seller and shall belong to Seller.

5.1.3	Seller Parent agrees to cause that (steht dafür ein, dass) Seller duly performs all of its obligations, covenants and agreements set forth in this Section 5.

5.2	Separate Transfer Document; Other Transfers

5.2.1
Seller and Purchaser agree that the Sold Shares sold and purchased hereunder are not transferred by virtue of this Agreement but will be transferred with effect “in rem” (mit dinglicher Wirkung) at the Closing by means of a separate transfer deed substantially in the form as attached hereto as Annex 5.2.

5.2.2
If and to the extent any Target Group Shares (other than the Sold Shares) are not indirectly transferred to Purchaser by virtue of the transfer deed pursuant to Section 5.2.1 above, Seller Parent shall cause that (steht dafür ein, dass) the Target Group Shares which have not been transferred are without undue delay upon Purchaser’s request transferred to Purchaser (or any Person designated by Purchaser) at Seller Parent’s cost.

5.3	Consents

By a resolution dated July 20, 2010, a copy of which is attached as Annex 5.3, the shareholders’ meeting (Gesellschafterversammlung) of Seller unanimously and irrevocably consented to the sale and transfer of the Sold Shares.

Section 6
Purchase Price; Conditions of Payment

6.1	Purchase Price; Payment of the AMI Germany Debt Balance

6.1.1	The purchase price to be paid by Purchaser for the Sold Shares as sold and purchased hereunder shall be equal to an amount of € 33,000,000 (in words: thirty three million Euro) (the “Purchase Price”).

6.1.2
Purchaser undertakes to cause AMI Germany to pay to Seller on the Closing Date the amount of the Estimated AMI Germany Debt Balance (as defined in Sections 6.2.1 and 6.2.2 (4)), if any. To the extent AMI Germany requires additional funds to make such payment, Purchaser shall make such additional funds available to AMI Germany. If the amount of the Estimated AMI Germany Debt Balance paid on the Closing Date is lower than the actual AMI Germany Debt Balance (as agreed between the Parties or as finally determined by the Expert), any amounts paid with respect to the Estimated AMI Germany Debt Balance on the Closing Date (i) shall first be attributed to liabilities of AMI Germany resulting from the Domination and Profit and Loss Pooling Agreement (whether or not converted into a loan) and (ii) shall then be attributed to any other liabilities of AMI Germany vis-à-vis the Seller (according to their age, i.e. older prior to younger).

6.2	Purchase Price Adjustment

6.2.1
No less than five (5) Business Days prior to the scheduled Closing Date, Seller Parent shall, in good faith, prepare and deliver to Purchaser a statement (the “Estimated Closing Date Statement”) consisting of (i) a statement of the estimated combined (consolidated) Net Working Capital (as calculated on the basis of the Net Working Capital definition in Annex 6.2.1) of the Target Companies as of the Closing Date (the “Estimated Net Working Capital”), (ii) a statement of the estimated combined (consolidated) Net Financial Indebtedness (as calculated on the basis of the Net Financial Indebtedness definition in Annex 6.2.1) of the Target Companies as of the Closing Date (the “Estimated Net Financial Indebtedness”), (iii) a statement regarding the estimated Intercompany Debt Balance (as defined in Section 14.1.3 below) of the Target Companies as of the Closing Date (the “Estimated Intercompany Debt Balance”; if positive, the “Estimated Positive Intercompany Debt Balance”, if negative the “Estimated Negative Intercompany Debt Balance”) and (iv) a statement of the estimated AMI Germany Debt Balance (as defined in Section 6.2.2 (4)) (the “Estimated AMI Germany Debt Balance”) along with calculations in reasonable detail derived from the Estimated Closing Date Statement of:

(a)	the Estimated Net Working Capital;

(b)	the Estimated Net Financial Indebtedness;

(c)	the Estimated Positive Intercompany Debt Balance or Estimated Negative Intercompany Debt Balance, as the case may be;

(d)	the Estimated AMI Germany Debt Balance; and

(e)	the Closing Purchase Price (as defined in Section 6.2.3).

6.2.2	The Purchase Price shall be adjusted (reduced or increased) at Closing Euro for Euro as follows:

(1)
The Purchase Price shall be decreased Euro for Euro by the Estimated Net Working Capital Adjustment Amount if the Estimated Net Working Capital (as calculated on the basis of the Net Working Capital definition in Annex 6.2.1) at the Closing Date is lower than € 44,000,000 (in words: forty four million Euro) (the “Target Net Working Capital”) and increased Euro for Euro by the Estimated Net Working Capital Adjustment Amount if the Estimated Net Working Capital at the Closing Date is higher than the Target Net Working Capital.

For purposes of this Agreement, “Estimated Net Working Capital Adjustment Amount” means the amount by which the Target Net Working Capital falls below or exceeds the Estimated Net Working Capital, as the case may be.

(2)
The Purchase Price shall be decreased Euro for Euro by the amount of the Estimated Net Financial Indebtedness (as calculated on the basis of the Net Financial Indebtedness definition in Annex 6.2.1) at the Closing Date if the amount of the Estimated Net Financial Indebtedness at the Closing Date is positive, i.e., the amount of the estimated Financial Indebtedness (as calculated on the basis of the Financial Indebtedness definition in Annex 6.2.1) is higher than the amount of the estimated Liquid Assets (as calculated on the basis of the Liquid Assets definition in Annex 6.2.1). The Purchase Price shall be increased Euro for Euro by the amount of the (negative) Estimated Net Financial Indebtedness (as calculated on the basis of the Net Financial Indebtedness definition in Annex 6.2.1) at the Closing Date if the amount of the Estimated Net Financial Indebtedness at the Closing Date is negative, i.e., the amount of the estimated Financial Indebtedness (as calculated on the basis of the Financial Indebtedness definition in Annex 6.2.1) is lower than the amount of the estimated Liquid Assets (as calculated on the basis of the Liquid Assets definition in Annex 6.2.1).

(3)
The Purchase Price shall be increased Euro for Euro by the amount of the Estimated Positive Intercompany Debt Balance (as determined in accordance with Section 14.1) or the Purchase Price shall be decreased Euro for Euro by the amount of the Estimated Negative Intercompany Debt Balance (as determined in accordance with Section 14.1), as the case may be.

(4)	The Purchase Price shall be decreased Euro for Euro by the amount of the AMI Germany Debt Balance.

For purposes of this Agreement, “AMI Germany Debt Balance” means the total amount outstanding at the Closing Date of payment obligations (including any interest and costs accrued thereon) of AMI Germany (whether arising from the Domination and Profit and Loss Pooling Agreement, loans, payables or otherwise) owed to Seller minus the total amount outstanding at the Closing Date of payment obligations (including any interest and cost accrued thereon) of Seller (whether arising from the Domination and Profit and Loss Pooling Agreement, loans, reimbursements, payables or otherwise) owed to AMI Germany, in each case calculated in accordance with German GAAP pursuant to the German Commercial Code (HGB).

A calculation of the AMI Germany Debt Balance as of June 25, 2010 is attached hereto as Annex 6.2.2(4).

6.2.3	This means that:

The purchase price to be paid by Purchaser at Closing for (i) the Sold Shares as sold and purchased hereunder and (ii) the assignment of the Positive Intercompany Debt Balance or the full and final settlement and discharge of the Negative Intercompany Debt Balance (as the case may be) shall be equal to the sum of

(a)	the Purchase Price;

plus

(b)	the Estimated Net Working Capital Adjustment Amount (expressed as a positive, if positive, or as a negative, if negative);

minus

(c)	the Estimated Net Financial Indebtedness (expressed as a positive, if positive, or as a negative, if negative)

plus

(d)	the Estimated Positive Intercompany Debt Balance, if any

minus

(e)	the Estimated Negative Intercompany Debt Balance, if any

minus

(f)	the Estimated AMI Germany Debt Balance

minus

(g)
the amount of any capital gains Tax which becomes payable due to any direct or indirect transfer of Target Group Shares as contemplated to the extent Purchaser or any of its Affiliates has a withholding obligation imposed by Law with respect to all or a portion of such capital gains tax. The deduction shall only be made and apply if Seller informs Purchaser in writing five (5) Business Days prior to the Closing Date if such a withholding obligation is required by Law and, if applicable, of the amount required to be withheld; provided, however that Seller shall before consult with a reputable external tax advisor and inform Purchaser in writing, by fax or email whether or not such tax advisor is of the reasoned view that such withholding obligation is required by Law.

(the sum of (a) through (g), the “Closing Purchase Price”).

Any item taken into consideration in the calculation of the Third-Party Precious Metals Adjustment Amount (as defined in Section 7.1.4), which does, for the avoidance of doubt, not apply to owned precious metals, shall not be taken into account for the determination of the Estimated Net Working Capital and any amount included into the Estimated AMI Germany Debt Balance shall neither be taken into account for the determination of the Estimated Net Working Capital, nor the Estimated Net Financial Indebtedness nor the Estimated Intercompany Debt Balance (no double-dip).

For purposes of this Agreement, “Affiliate” and “Affiliates” means any Person directly or indirectly controlling, controlled by, or under common control with the party in reference to which the term is used.

6.3	Payment of the Closing Purchase Price and the Estimated AMI Germany Debt Balance

6.3.1
The Closing Purchase Price and the Estimated AMI Germany Debt Balance (the sum of such amounts jointly the “Closing Payment Amounts”) shall be paid on the Closing Date by Purchaser and AMI Germany, as the case may be, to Seller in USD by way of wire transfer – to be credited on the same day – free of any costs and fees into the account of Seller No. 601916844035 at Bank of America, Frankfurt am Main (sort code 50010900, IBAN DE63 5001 0900 0016 8440 35, SWIFT BOFADEFX) or any other account to be designated by Seller to Purchaser in writing at least five (5) Business Days prior to the Closing Date.

6.3.2	The exchange rate to be applied to convert the Closing Payment Amounts from Euro into USD shall be determined as follows:

(1)	An amount of up to € 33,000,000 shall be converted at the Euro-USD foreign exchange rate of 1.2986; and

(2)
To the extent the Closing Payment Amounts exceed € 33,000,000, such excess amounts shall be converted at the Euro-USD foreign exchange rate as published at the close of business of the day which is two Business Days prior to the Closing Date on the following internet page:

http://online.wsj.com/mdc/public/page/2_3021-forex.html?mod=mdc_curr_pglnk.

6.3.3	The Closing Payment Amounts shall be utilized as follows:

(1)
first, for the settlement of the Estimated AMI Germany Debt Balance; it being understood that for such settlement the USD-value of the Estimated AMI Germany Debt Balance is to be determined at the Euro-USD foreign exchange rate as published on the Closing Date on the internet page set forth in Section 6.3.2 (2); and

(2)	second, any exceeding amounts for the payment (and constituting the full settlement) of the Closing Purchase Price.

6.4	No Right to Set-off

Any right of the Parties to set-off and/or to withhold any payments under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

6.5	Default Interest

Purchase price payments and any other payments of the Parties which have become due and payable (zur Zahlung fällig) to the other Party, or Parties, as the case may be, under this Agreement and which are not paid on the due date (Fälligkeitstag) shall bear interest from (and including) the due date (Fälligkeitstag) until (but excluding) the date of receipt of payment (receipt of payment being determined by reference to the date of value (Tag der Wertstellung)) at the rate of five (5) percentage points above the applicable base rate set forth in Section 247 German Civil Code (BGB). The right of any Party to claim damages for delay (Verzugsschaden) shall remain unaffected by the foregoing sentence.

6.6	Business Day; Point of Time; Web-Sites

6.6.1	For the purposes of this Agreement, “Business Day” means a day on which banks are open for business in Frankfurt am Main, Germany.

6.6.2	All references herein to any time of a day shall be references to such time of a day in Germany.

6.6.3
In the event that any web-site referenced in this Agreement is not available at the time as of which it would be required to access this web-site to obtain the relevant information, the Parties shall in good-faith agree upon the information or an alternative source of such information. If the Parties cannot agree upon an alternative source, the relevant information shall be determined by the Expert. Section 7.6 and Section 7.7 shall apply mutatis mutandis.

Section 7
Third Party Precious Metals; Closing Purchase Price; Final Purchase Price

7.1	Third-Party Precious Metals Adjustment; Inventory Taking

7.1.1
As of the Closing Date (24:00 hours) (as if it were the last day of a fiscal period for the Target Companies), Seller Parent and Purchaser (or their respective nominees or representatives) shall jointly, in accordance with the inventory procedures and evaluation guidelines set forth in Annex 7.1.1, perform a physical stock-taking of (i) inventory (including owned precious metals) and (ii) the quantities (measured in troy ounces) of precious metals leased under any Precious Metals Leases (as defined in Section 9.2.9 (1)) (the “Leased Precious Metals”) and precious metals related to customers and suppliers (the “Customer/Supplier Precious Metals”, together with the Leased Precious Metals the “Third-Party Precious Metals”) (the “Third-Party Precious Metals Taking”).

7.1.2
The inventory taking and the Third-Party Precious Metals Taking shall be made with the full assistance and cooperation of the Target Companies. Upon completion of the inventory taking and the Third-Party Precious Metals Taking, but no later than three (3) months following the Closing Date, Purchaser shall prepare and deliver to Seller Parent a statement (the “Third-Party Precious Metals Statement”) containing in reasonable detail the final quantities (in troy ounces) of owned precious metals and the Third-Party Precious Metals as determined through the inventory taking and the Third-Party Precious Metals Taking (the quantity of the Third-Party Precious Metals is hereinafter referred to as the “Third-Party Precious Metals Quantity”). For purposes of preparing the Third-Party Precious Metals Statement, the quantity of owned precious metals at the Closing Date shall not be adjusted to reflect the results of the Third-Party Precious Metals Taking.

7.1.3
The Third-Party Precious Metals Statement shall also contain the exact quantities (in troy ounces) constituting the obligations of the Target Companies vis-à-vis the lessors under the Precious Metals Leases (as defined in Section 9.2.9 (1)) and vis-à-vis the customers/suppliers under agreements pursuant to which Customer/Supplier Precious Metals are made available as of the Closing Date (24:00 hours) (such quantities hereinafter referred to as the “Third-Party Precious Metals Obligations”).

7.1.4
The Purchase Price shall be decreased if the Third-Party Precious Metals Quantity is lower than the Third-Party Precious Metals Obligations and increased if the Third-Party Precious Metals Quantity is higher than the Third-Party Precious Metals Obligations. The cash-value of the shortfall or excess, as the case may be, of the Third-Party Precious Metals Quantity over the Third-Party Precious Metals Obligations shall be determined (on the basis of precious metals prices referenced in Annex 7.1.4) on the date on which the adjustment of the Purchase Price relating to the Third-Party Precious Metals will be settled as set forth in Section 7.1.7 below (the “Third-Party Precious Metals Adjustment Amount”); it being understood that the Purchase Price shall be Euro for Euro decreased or increased, as the case may be, by the Third-Party Precious Metals Adjustment Amount.

7.1.5	For illustrative purposes, a calculation of the Third-Party Precious Metals Adjustment Amount as of March 26, 2010 is attached as Annex 7.1.5.

7.1.6
Seller Parent is entitled to review the correctness of the Third-Party Precious Metals Statement; Section 7.4 shall apply mutatis mutandis. In case of a dispute between the Parties regarding the Third-Party Precious Metals Amount, Sections 7.5 through 7.7 shall apply mutatis mutandis.

7.1.7
If the Third-Party Precious Metals Quantity is lower than the Third-Party Precious Metals Obligations, Seller shall pay to Purchaser an amount equal Third-Party Precious Metals Adjustment Amount, and if the Third-Party Precious Metals Quantity is higher than the Third-Party Precious Metals Obligations, Purchaser shall pay to Seller an amount equal to the Third-Party Precious Metals Adjustment Amount. Payment of the Third-Party Precious Metals Adjustment Amount is due within ten (10) Business Days after the date on which it has either been agreed by the Parties pursuant to Section 7.5 below or been determined by the Expert (as defined below) pursuant to Section 7.7.

7.1.8
Payment of the Third-Party Precious Metals Adjustment Amount shall be made in USD and in immediately available funds with same day interest value by transfer to an account designated by Seller or Purchaser (as the case may be). The exchange rate to be applied to convert the adjustment amount from Euro to USD shall to the extent applicable be the Euro-USD foreign exchange rate at the close of business of the day which is the Business Day prior to the day on which the adjustment amount is paid as published on the following internet page:

http://online.wsj.com/mdc/public/page/2_3021-forex.html?mod=mdc_curr_pglnk.

7.2	Preparation of the Closing Date Statement

7.2.1
As soon as practicable, but in no event later than three (3) months following the Closing Date, Purchaser shall prepare, or cause the Target Companies to prepare, and to deliver to Seller Parent a combined consolidated balance sheet as of the Closing and a statement (the “Closing Date Statement”) consisting of a detailed calculation of

(a)
the combined (consolidated) Net Working Capital (as calculated on the basis of the Net Working Capital definition in Annex 6.2.1) of the Target Companies as of the Closing Date (24:00 hours) (the “Final Net Working Capital”) and the amount by which the Target Net Working Capital falls below or exceeds the Final Net Working Capital, as the case may be (the “Final Net Working Capital Adjustment Amount”),

(b)
the combined (consolidated) Net Financial Indebtedness (as calculated on the basis of the Net Financial Indebtedness definition in Annex 6.2.1) of the Target Companies as of the Closing Date (24:00 hours) (the “Final Net Financial Indebtedness”),

(c)
the Intercompany Debt Balance (as calculated on the basis of the Intercompany Debt Balance definition in Annex 6.2.1) of the Target Companies as of the Closing Date (24:00 hours) (the “Final Intercompany Debt Balance”); and

(d)	the AMI Germany Debt Balance based on, inter alia, the Termination Accounts (as defined in Section 14.2.2) (the “Final AMI Germany Debt Balance”).

Any item taken into consideration in the calculation of the Third-Party Precious Metals Adjustment Amount, which does, for the avoidance of doubt, not apply to owned precious metals, shall not be taken into account for the determination of the Final Net Working Capital and any amount included in the Final AMI Germany Debt Balance shall neither be taken into account for the determination of the Final Net Working Capital, nor the Final Net Financial Indebtedness nor the Final Intercompany Debt Balance (no double-dip).

7.2.2	The Closing Date Statement shall contain calculations in reasonable detail setting out:

(a)	the Final Net Working Capital and the Final Net Working Capital Adjustment Amount;

(b)	the Final Net Financial Indebtedness Amount;

(c)	the Final Intercompany Debt Balance;

(d)	the Final AMI Germany Debt Balance; and

(e)	the Post-Closing Adjustment Amount and the Final Purchase Price (in each case as defined in Section 7.8).

7.3	Relevant Accounting Principles and Accounting Guidelines

The Estimated Closing Date Statement and the Closing Date Statement shall be prepared in accordance with United States generally accepted accounting principles (“US GAAP”) which shall be applied on a basis consistent with the principles used in the combined consolidated balance sheet as of December 25, 2009 included in the Financial Statements (as defined below in Section 9.2.5(1)). Certain of these principles are attached hereto as Annex 7.3(a) (“Accounting Guidelines”). In case of any inconsistency between US GAAP and the Accounting Guidelines, the Accounting Guidelines shall prevail. For illustrative purposes, a calculation of the Net Working Capital, the AMI Germany Debt Balance and the Net Financial Indebtedness as of December 25, 2009 is attached as Annex 7.3(b). Notwithstanding anything provided for in this Section 7.3, Section 6.2.2(4) shall remain unaffected and therefore the amount of the Estimated AMI Germany Debt Balance and the Final AMI Germany Debt Balance included in the Estimated Closing Date Statement and the Closing Date Statement respectively, shall be exclusively determined in accordance with German GAAP pursuant to the German Commercial Code (HGB).

7.4	Review of the Closing Date Statement

Seller Parent shall be entitled to review the correctness of the Closing Date Statement for a period of two (2) months following the receipt thereof (the “Review Period”). For this purpose, Purchaser shall grant, or cause the Target Companies to grant, Seller Parent (and Seller Parent’s auditors and advisors) access to all relevant information without undue delay and shall cause the employees of the Target Companies to give Seller Parent (and Seller Parent’s auditors and advisors) such support and assistance as may be reasonably requested by Seller Parent free of charge.

7.5	Disputes

If and to the extent Seller Parent does not raise within the Review Period vis-à-vis Purchaser any objections in writing against specified items contained in the Closing Date Statement (the “Disputed Items”), the Closing Date Statement shall be final and binding upon the Parties. In the event Seller Parent believes that the Closing Date Statement has not been prepared on the basis set forth in Section 7.3, Seller Parent shall, on or before the expiration of the Review Period, deliver to Purchaser a written statement (the “Objection Notice”) specifying in detail each of the Disputed Items, including the questioned amount and the reasoning therefore, and Seller Parent and Purchaser shall use their best efforts to resolve any such Disputed Items in good faith negotiations within one (1) month following the delivery of the Objection Notice.

7.6	Determination of Expert

Any Disputed Items not resolved within one (1) month following Purchaser’s receipt of the Objection Notice shall be submitted by Seller Parent and Purchaser to Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft for review. Should this auditing firm become unavailable, Seller Parent and Purchaser shall agree on another auditing firm of international standing. If the Parties cannot reach agreement within two (2) weeks following the delivery of the Objection Notice to Purchaser, such auditing firm shall be determined upon request of either Seller Parent or Purchaser by the Institut der Wirtschaftsprüfer e.V. Düsseldorf. The respective auditing firm determined in accordance with this Section 7.6 is referred to as the “Expert”.

7.7	Mandate of Expert; Expert Procedures

The Expert shall be jointly retained by Seller Parent and Purchaser based on the following terms and conditions:

(1)
The Expert shall be bound by those items in the Closing Date Statement upon which the Parties have agreed upon; in its decision on the Disputed Items, the Expert shall not go beyond the range of differences of opinion between the Parties concerning each such Disputed Items.

(2)	The Expert shall act as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter).

(3)
The Parties shall make readily available to the Expert all relevant books and records and any work papers (including those of the Parties’ respective auditors, subject to the consent of each) relating to the Financial Statements, Closing Date Statement and all other items reasonably requested by the Expert in connection therewith.

(4)
Before deciding on the remaining Disputed Items, the Expert shall grant the Parties the opportunity to present their respective positions, which shall include the opportunity of at least one oral hearing in the presence of both Parties and their professional advisers.

(5)
The Parties shall instruct the Expert to deliver its written opinion with reasons for the decision as soon as reasonably practical, but not later than two (2) months after the Disputed Items have been referred to the Expert.

(6)
Except for manifest mathematical error or intentional fault, the Expert’s decisions and the Closing Date Statement as determined by the Expert shall be final and binding upon the Parties for the purpose of determining the Final Purchase Price.

(7)
All fees and expenses of the Expert shall be allocated between Purchaser and Seller Parent, such that the amount paid by Seller Parent bears the same proportion that the aggregate Euro amount unsuccessfully disputed by Seller Parent bears to the total Euro amount of the Disputed Items that were submitted for resolution to the Expert, and Purchaser shall pay the balance; provided that, advance payments claimed by the Expert prior to the final decision, if any, shall be equally divided between Purchaser and Seller Parent subject to adjustments and corresponding reimbursement based on the final decision.

7.8	Determination and Payment of the Post-Closing Adjustment Amount; Final Purchase Price

7.8.1
Following any determination by the Expert according to Section 7.7 or the agreement of the Parties according to Section 7.5, the Closing Purchase Price shall be adjusted Euro for Euro (the “Post-Closing Adjustment Amount”) by the sum of

(a)	(i) the Final Net Working Capital Adjustment Amount minus (ii) the Estimated Net Working Capital Adjustment Amount, (expressed as a positive, if positive, or as a negative, if negative),

(b)	(i) the Estimated Net Financial Indebtedness minus (ii) the Final Net Financial Indebtedness, (expressed as a positive, if positive, or as a negative, if negative),

(c)
(i) the Final Positive Intercompany Debt Balance minus the Estimated Positive Intercompany Debt Balance, (expressed as a positive, if positive, or as a negative, if negative) or, as the case may be, (ii) the Estimated Negative Intercompany Debt Balance minus the Final Negative Intercompany Debt Balance, (expressed as a positive, if positive, or as a negative, if negative), and

(d)	(i) the Estimated AMI Germany Debt Balance minus (ii) the Final AMI Germany Debt Balance (expressed as a positive, if positive, or as negative, if negative).

The Closing Purchase Price as adjusted by the Third-Party Precious Metals Adjustment Amount and Post-Closing Adjustment Amount is referred to herein as the “Final Purchase Price”.

7.8.2	Section 6.4 and Section 6.5 shall apply mutatis mutandis to the payment of the Payable Post-Closing Adjustment Amount.

7.8.3
“Payable Post-Closing Adjustment Amount” for purposes of this Agreement means an amount equal to the Post-Closing Adjustment Amount disregarding any adjustments made in accordance with Section 7.8.1 (d) with respect to the AMI Germany Debt Balance.

7.8.4	The Post-Closing Adjustment Amount shall be settled as follows:

(1)
If the Payable Post-Closing Adjustment Amount is a positive number, Purchaser shall pay to Seller an amount equal to the Payable Post-Closing Adjustment Amount, and if the Payable Post-Closing Adjustment Amount is a negative number, Seller shall pay to Purchaser an amount equal to the Payable Post-Closing Adjustment Amount. Payment of the Payable Post-Closing Adjustment Amount is due within ten (10) Business Days after the date on which it has either been agreed by the Parties pursuant to Section 7.5 or been determined by the Expert pursuant to Section 7.7, together with interest thereon (at the rate set forth in Section 6.5) from the Closing Date up to and including the date of payment. Payment shall be made in Euro and immediately available funds with same day interest value by transfer to an account designated by Seller or Purchaser (as the case may be).

(2)
The portion of the Post-Closing Adjustment Amount arising from the adjustment to be made pursuant to Section 7.8.1 (d) with respect to the AMI Germany Debt Balance shall not be settled by way of cash payments between the Seller and the Purchaser. The Parties agree that the consideration of the difference between the Estimated AMI Germany Debt Balance and the Final AMI Germany Debt Balance in the Post-Closing Adjustment Amount in accordance with Section 7.8.1 (d) shall be deemed a final settlement of the Final AMI Germany Debt Balance between Seller and AMI Germany. Purchaser shall actually settle the Final AMI Germany Debt Balance with AMI Germany.

7.8.5
To the extent Purchaser has a withholding obligation imposed by Law with respect to any potential capital gains Tax which became or becomes payable due to the direct or indirect transfer of Target Group Shares, Purchaser shall be entitled to deduct all or any portion of such capital gains tax (but only if and to the extent not yet considered in Section 6.2.3) from any payment to be made by it under this Section 7. The deduction shall only be made and apply if Seller has informed Purchaser in writing no later than three (3) Business Days prior to the due date of the Post-Closing Adjustment Amount (as set forth in Section 7.8.4) that such a withholding obligation is required by Law and, if applicable, of the amount required to be withheld; provided, however that Seller shall before consult with a reputable external tax advisor and shall inform Purchaser in writing, by fax or email whether or not such tax advisor is of the reasoned view that such withholding obligation is required by Law.

Section 8
Closing; Closing Conditions; Termination Rights

8.1	Closing Date

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of GREENFORT Rechtsanwälte, Arndtstraße 28, 60325 Frankfurt am Main, Germany, between the 22nd and the 31st day of the month (as to be notified by Seller Parent to Purchaser at the latest on the day on which the Closing Conditions set out under Section 8.2.1 and 8.2.7 have been fulfilled) in which the last of the Closing Conditions set forth in Section 8.2 has been fulfilled or waived provided that the Closing shall not occur earlier than five (5) Business Days following the satisfaction or waiver of the Closing Conditions set out under Sections 8.2.1 and 8.2.7, or at any other place or time (the “Closing Date”) which Seller and Purchaser will mutually agree upon.

8.2	Closing Conditions

The obligations of Seller and Purchaser to carry out the Closing shall be subject to the satisfaction (or waiver) of each of the following conditions to Closing (the “Closing Conditions” and each of them a “Closing Condition”).

8.2.1	The German Federal Cartel Office (Bundeskartellamt) has cleared the transactions contemplated under this Agreement. This condition shall be deemed satisfied if:

(1)
Purchaser or Seller has received a written notice from the German Federal Cartel Office according to Section 36 of the German Act Against Restraints on Competition (GWB) that it will not prohibit the acquisition, or

(2)
the German Federal Cartel Office fails to notify Purchaser or Seller in accordance with Section 40 para. 1 sentence 1 GWB within one month after submission of the complete notification to the German Federal Cartel Office that it has commenced a formal investigation of the proposed acquisition, or

(3)
the German Federal Cartel Office fails to issue an order in accordance with Section 40 para. 2 sentence 2 GWB to Purchaser or Seller within four (4) months after submission of the complete notification to the German Federal Cartel Office, and no extension of the four-month period has been agreed with the German Federal Cartel Office.

Neither Purchaser nor Seller shall grant its consent and approval to any extension of the waiting periods without the prior written consent of the respective other Parties involved.

8.2.2
Other than the Seller Parent Mexico Lease (as defined in Section 9.2.9 (1)), the Precious Metals Leases (as defined in Section 9.2.9 (1)) to which the Target Group is a party, by which the Target Group’s assets are bound or subject to and under which the Target Group has any obligations have been terminated which shall be deemed to have occurred upon receipt of a written settlement confirmation by the counterparties to such Precious Metals Leases (it being understood that the Target Companies shall have no liabilities under Precious Metals Leases that have been terminated or settled and satisfied in full at or prior to Closing, arising from such termination or otherwise, except for the obligations and/or liabilities assumed under any Alternative Precious Metals Leases) and the guarantee of Seller Parent in connection with such Precious Metals Leases has been released by the counterparties to such guarantee and Precious Metals Leases. The Seller Parent Mexico Lease has been terminated and AMI Mexico has no liabilities under the Seller Parent Mexico Lease arising from such termination or otherwise, except for obligations and/or liabilities under the Mexico Silver Lease (as defined in Section 8.2.6 below).

8.2.3	The Domination and Profit and Loss Pooling Agreement has been effectively terminated in accordance with Section 14.2.1.

8.2.4
The banks listed in Annex 8.2.4 providing financing to one or more of the Target Companies prior to Closing have consented to the transactions contemplated under this Agreement and have released the Target Companies from all claims, security interests, obligations and liabilities with respect to or in connection with the security and collateral listed in Annex 8.2.4 granted by any of the Target Companies to such banks.

8.2.5
AMI Germany and AMI Spain jointly do not have possession of more than 12,500 (in words: twelve thousand five hundred) troy ounces of gold and more than 4,100,000 (in words: four million and one hundred thousand) troy ounces of silver and AMI Mexico does not have direct or indirect possession (unmittelbaren oder mittelbaren Besitz) of more than 225,000 (in words: two hundred and twenty five thousand) troy ounces of silver, in each case pursuant to the Precious Metals Leases.

8.2.6
The Alternative Precious Metals Leases have been concluded and no precious metals lessor under any Alternative Precious Metals Lease has failed to fulfill any of its obligations under, has terminated, or does otherwise not provide precious metals under, any Alternative Precious Metals Lease; provided, that Purchaser may not assert this condition if Purchaser is responsible for (hat zu vertreten) the non-conclusion, non-fulfillment or the termination of, or non-provision under, the respective Alternative Precious Metals Lease. Any silver owed by AMI Mexico to Seller Parent under the Seller Parent Mexico Lease has been transferred into a new silver lease agreement arranged by Purchaser and/or Purchaser’s Guarantor (the “Mexico Silver Lease”).

8.2.7
All steps contemplated by the Pre-Closing Restructuring have been completed and Seller has delivered to Purchaser proof in form and substance reasonably satisfactory to Purchaser that the Pre-Closing Restructuring has been effectively completed as set forth herein.

8.2.8
The AMI Germany Debt Balance does not exceed the amount of the Purchase Price as adjusted by the Net Working Capital Adjustment Amount, the Net Financial Indebtedness, the Intercompany Debt Balance and the Third-Party Precious Metals Adjustment Amount.

8.2.9
The Intercompany Receivables and Intercompany Payables referenced in footnotes c) and d) of Annex 14.1.5 have been settled, provided that with respect to footnote c), this Closing Condition shall be deemed to have been fulfilled if the relevant amounts have prior to or on the Closing Date been reduced to USD 100,000 each or less and provided further that with respect to footnote d) this Closing Condition shall be deemed to have been fulfilled if Seller and Seller Parent have prior to the Closing Date used best efforts (including to obtain the relevant governmental approval) to fully settle the relevant amounts.

8.2.10	The Closing Payment Amounts as determined in accordance with Section 6.3.2 exceed the amount of the Estimated AMI Germany Debt Balance as determined in accordance with Section 6.3.3 (1).

8.3	Obligations with Respect to the Closing Conditions; Waiver

8.3.1
Subject to Section 15.4, Seller and Purchaser undertake to use their reasonable best efforts to cause each of the Closing Conditions to be satisfied as soon as possible. With regard to the merger control clearance, the obligations of Seller and of Purchaser are more specifically set out in Section 15.1 below. Seller and Purchaser shall inform each other in writing, by fax or email without undue delay (unverzüglich) as soon as any or all of the Closing Conditions have been satisfied. Seller Parent agrees to cause Seller to duly perform all of its respective obligations, covenants and agreements set forth in this Section 8.

8.3.2
The Closing Conditions set forth in Sections 8.2.5, 8.2.8, 8.2.9 and 8.2.10 are exclusively for the Purchaser’s benefit, and only the Purchaser is entitled, at its sole and unfettered discretion, to waive any part or all of those Closing Conditions, to the extent permitted by applicable Law. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not limit or prejudice any claims Purchaser may have with respect to any non-fulfillment of such Closing Condition under this Agreement or under applicable Law. All other Closing Conditions may be waived only by mutual agreement of the Parties.

8.4	Consequences of Non-Satisfaction of the Closing Conditions

If the Closing has not occurred at the latest, six (6) months after the date of this Agreement, Seller or Purchaser may withdraw from this Agreement (Rücktritt vom Vertrag) by written notice to the other Parties with a copy to the acting notary, unless the Party claiming such withdrawal is responsible for (hat zu vertreten) the non-fulfillment of the respective Closing Condition(s). If this Agreement is withdrawn in accordance with this Section 8.4, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that Sections 16 (Confidentiality), 19 (Costs and Taxes), 20 (Notices) and 21 (Miscellaneous) shall remain in force and effect.

8.5	Termination Rights

8.5.1
Purchaser shall, until the Closing shall have occurred, be entitled to withdraw (zurücktreten) from this Agreement if one or more of the following circumstances (each, a “Termination Right”) shall have occurred between the signing of this Agreement and the Closing Date:

(a)	A Material Adverse Effect as defined in Section 8.5.2 shall have occurred;

(b)
There has been a breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, or any of such representations or warranties shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would prevent Seller from delivering a true and correct certificate referred to in Section 8.6.3 and (ii) is not cured (x) within one (1) month following receipt by Seller of written notice from Purchaser of such breach or inaccuracy or (y) within any shorter period of time that remains between the date Purchaser provides written notice of such breach or inaccuracy to Seller and the date that is six (6) months after the date of this Agreement;

(c)
Any Government Entity has issued any injunction, judgment, order, decree, ruling, or charge, or enacted, issued or promulgated any Law, that in any case would permanently prevent or otherwise prohibit the consummation of any of the transactions contemplated by this Agreement, provided that prior to Purchaser withdrawing (zurücktreten) from this Agreement pursuant to this Section 8.5.1 (c), Purchaser shall (jointly with Seller Parent and Seller) until the date which is six (6) months after the date of this Agreement use commercially reasonable efforts to cure, discharge or otherwise lift, as the case may be, the obstacle preventing or prohibiting the consummation of the relevant transaction; it being understood that Purchaser shall neither be obligated to make any payments nor do or accept anything which could harm its legitimate business interests;

(d)
Despite its reasonable best efforts undertaking as provided for in Section 15.4, Purchaser could not arrange for any Alternative Precious Metals Leases to be concluded or despite using reasonable best efforts, the Purchaser could not arrange for the Mexico Silver Lease to be concluded; or

(e)
Any precious metals lessor under any Alternative Precious Metals Lease or the Mexico Silver Lease has failed to fulfill any of its obligations under, has terminated, or does otherwise not provide precious metals under, any Alternative Precious Metals Lease or the Mexico Silver Lease; provided, that Purchaser may not assert this condition if Purchaser is responsible for (hat zu vertreten) the non-arrangement, non-fulfillment or the termination of, or non-provision under, the respective Alternative Precious Metals Lease or the Mexico Silver Lease.

8.5.2
A “Material Adverse Effect” shall mean any event, change, occurrence, fact, condition, effect, development or circumstance which, individually or in the aggregate, have or would reasonably be expected to have an adverse effect on the assets, liabilities, results of operation or financial condition of the Target Companies taken as a whole which could reasonably be expected to result in the material diminishment of the long-term value of the Business taken as a whole; provided that, in no event shall any of the following be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

(a)
any change in any law (including, without limitation, any common law), statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity) (“Law”) or the enforcement thereof applicable to any of the Target Companies except to the extent any such change has a materially disproportionate adverse impact on the Target Companies compared to other companies in the electrical contact technology and fabrication industry conducting their respective businesses in the same countries as the Target Companies;

(b)	any change in economic or financial market conditions generally; or

(c)
any change resulting or arising from the announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement (provided that, the exception in this clause (c) shall not apply to the representations or warranties of Seller contained in Section 9.2.3(2)).

8.5.3
In case Purchaser exercises a Termination Right, this Agreement shall cease to have force and effect and shall not create any binding obligation between the parties except that this Section 8.5 and Sections 16 (Confidentiality), 19 (Costs and Taxes), 20 (Notices) and 21 (Miscellaneous) shall remain in force and effect. In case of a termination pursuant to Section 8.5.1 (b) only, Purchaser shall be entitled to be reimbursed for any and all taxes, costs and expenses actually incurred by Purchaser and its Affiliates (i) prior to the date Purchaser exercises such Termination Right in connection with their due diligence investigation of the Target Companies and the Business and the negotiation and execution of this Agreement and (ii) associated with Purchaser’s exercise of such Termination Right.

8.6	Actions on the Closing Date

At the Closing, the Parties shall simultaneously take the following actions (“Closing Actions”):

8.6.1
Seller shall give evidence to Purchaser, in form and substance satisfactory to Purchaser, that the Domination and Profit and Loss Pooling Agreement has been effectively terminated in accordance with Section 14.2.1;

8.6.2
Seller shall give evidence to Purchaser, in form and substance satisfactory to Purchaser, that the managing directors of the Target Companies listed in Annex 8.6.2 have resigned or have been dismissed (abberufen);

8.6.3
Seller shall deliver to Purchaser a certificate, duly and validly signed by two officers of Seller Parent and in form and substance satisfactory to Purchaser, to the effect that (A) each of the representations made by Seller in Sections 9, 11.2.1 and 12.5.1 is true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent any specific representation speaks as of an earlier date, in which case such representation must have been true and correct in all respects as of such date) and (B) Seller Parent and Seller have duly performed or complied with in all respects their respective agreements, covenants and obligations required to be performed or complied with under the Agreement as of or prior to the Closing Date;

8.6.4
Seller shall deliver to Purchaser a certificate, duly and validly signed by two officers of Seller Parent and in form and substance satisfactory to Purchaser, to the effect that no Material Adverse Effect has occurred since the date of this Agreement;

8.6.5
Seller shall deliver to Purchaser certificates of each of Seller Parent and Seller, each duly and validly signed by two officers of Seller Parent or Seller, as applicable, and in form and substance satisfactory to Purchaser, acquitting, releasing and discharging each of the Target Companies’ officers, directors or employees from any and all Liabilities to Seller Parent, Seller or any of their Affiliates relating to or arising out of events or occurrences taking place prior to or as of the Closing Date;

8.6.6
Purchaser shall deliver to Seller a certificate, duly and validly signed by two officers of Purchaser and in form and substance satisfactory to Seller, to the effect that (A) each of the representations made by Purchaser in Section 12.1 is true and correct in all respects as of the Closing as if made on and as of the Closing Date (except to the extent any specific representation speaks as of an earlier date, in which case such representation must have been true and correct in all respects as of such date) and (B) Purchaser has duly performed or complied with in all respects its agreements, covenants and obligations required to be performed or complied with under the Agreement as of or prior to the Closing Date;

8.6.7	Purchaser shall pay the Closing Purchase Price in accordance with Section 6;

8.6.8	Seller shall transfer the Sold Shares to Purchaser by way of separate transfer deed, and Purchaser shall accept such transfer, as set out in Section 5.2;

8.6.9	The relevant Persons shall enter into the agreements as set forth in Section 14.1.6 if and to the extent on the Closing Date Intercompany Receivables and/or Intercompany Payables exist; and

8.6.10	AMI Germany (or Purchaser on behalf of AMI Germany) shall pay to Seller the Estimated AMI Germany Debt Balance.

Each of such Closing Actions may be waived by mutual agreement of the Parties.

8.7	Closing Protocol

After all Closing Actions have been taken or waived, the Parties shall confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form of the draft attached as Annex 8.7 (the “Closing Protocol”) that all Closing Conditions and Closing Actions have been fulfilled/taken or waived and that the Closing has occurred. For the avoidance of doubt, the legal effect of the Closing Protocol shall be limited to serving as evidence that all Closing Conditions and Closing Actions have been fulfilled/taken or waived and that the Closing has occurred, but the execution of the Closing Protocol shall not limit or prejudice the rights of the Parties arising under this Agreement or under applicable Law.

Section 9
Seller’s Representations and Warranties

9.1	Form and Scope of Seller’s Representations and Warranties

Seller hereby represents and warrants to Purchaser by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (BGB) (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope of and subject to the requirements and limitations provided in Section 9 hereof that the statements set forth in this Section 9 are true and correct as of the date of this Agreement and, unless explicitly provided otherwise in this Section 9, as of the Closing Date. Seller and Purchaser agree and explicitly confirm that the representations and warranties in this Section 9 are not granted as and shall not be qualified and construed as quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 of the German Civil Code (BGB), respectively, and that Sections 442 and 444 of the German Civil Code (BGB) as well as Section 377 of the German Commercial Code (HGB) shall not and do not apply to the representations and warranties contained in this Section 9.

9.2	Seller’s Representations and Warranties

9.2.1	Corporate Issues and Authority

(1)
The statements in the Recitals and in Section 1 through Section 3, Section 4.4.1 and Section 4.4.5 hereof regarding Seller, AMI NL, AMI CP, the Mexican Receivable and the Target Companies are complete and correct. Each of Seller, AMI NL, AMI CP, Seller Parent and the Target Companies has been duly established and is duly organized, validly existing and (to the extent applicable in its jurisdiction of organization) in good standing under the laws of its respective jurisdiction of organization. Prior to the date hereof, Seller has provided Purchaser with true and complete copies of the Organizational Documents of each of the Target Companies as in effect as of the date of this Agreement.

(2)
For purposes of this Agreement, “Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

(3)
Each of Seller, AMI NL, AMI CP and the Target Companies has all requisite corporate or other power and authority to own, lease and operate its assets, and to carry on its business as currently conducted. Each of Seller, AMI NL, AMI CP and the Target Companies is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, have a Material Adverse Effect.

(4)
Each of Seller and Seller Parent has full power and authority to execute this Agreement and to perform its obligations hereunder. The execution and performance by Seller and Seller Parent of this Agreement have been duly and validly authorized and no additional authorization or consent is required under the Organizational Documents of any of Seller and Seller Parent in connection with the execution and performance by Seller and Seller Parent of this Agreement.

9.2.2	Capitalization

(1)
The Target Group Shares have been duly authorized and validly issued, entitle the holder thereof to all shareholder rights, including the rights to dividends and voting, are fully paid in, either in cash or in kind, have not been repaid, are non-assessable and will at the Closing Date be free from any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, conditional sales agreement or other title retention agreement, lease, hypothecation, deed of trust, option, right of first refusal or first offer or restriction on transfer or other restriction of any kind or other rights of any Persons (“Encumbrances”).

(2)
There are no (i) pre-emptive rights, calls, options, warrants, conversion rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments, contingent or otherwise, under which the Target Companies are or may become obligated to issue, sell, or otherwise transfer, or giving any Person a right to subscribe for or acquire, or dispose of, any of the Target Group Shares, voting securities or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock, voting securities or other equity interests, of the Target Companies, (ii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, the Target Group Shares or any capital stock of, or other voting securities or ownership interests in, the Target Companies or (iii) equity interests of the Target Companies reserved for issuance. No securities or obligations evidencing the foregoing rights are authorized, issued or outstanding.

(3)
There are no (i) voting trusts, proxies, equity holders agreements or other similar agreements or understandings to which any of Seller, Seller Parent or the Target Companies are a party or by which any of Seller, Seller Parent or the Target Companies are bound with respect to the voting or transfer of the Target Group Shares or any shares of capital stock of the Target Companies, (ii) obligations or commitments restricting the transfer of, or requiring the registration for sale under any securities Laws of, the Target Group Shares or any shares of capital stock of the Target Companies, or (iii) obligations or commitments of the Target Companies to repurchase, redeem or otherwise acquire any of the Target Group Shares or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Target Companies have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote). The Target Companies do not have any obligations, contingent or otherwise, under bankers’ acceptance credit, letters of credit or similar facilities.

(4)
Seller has good and valid title to, and is entitled to freely dispose of, the AMI Germany Shares, at the Closing Date free and clear of any Encumbrances. Upon transfer of the AMI Germany Shares in accordance with the terms of this Agreement, Purchaser shall acquire good and valid title to the AMI Germany Shares, free and clear of any Encumbrances. Seller is the sole record and beneficial owner of the AMI Germany Shares as of the date of this Agreement.

(5)
As of the date of this Agreement, Seller has good and valid title to, and is entitled to freely dispose of, the AMI Spain Shares, free and clear of any Encumbrances. Upon completion of the Pre-Closing Restructuring, AMI Germany shall have acquired good and valid title to the AMI Spain Shares, free and clear of any Encumbrances. Seller is the sole record and beneficial owner of the AMI Spain Shares as of the date of this Agreement.

(6)
As of the date of this Agreement, AMI NL has good and valid title to, and is entitled to freely dispose of, the AMI Singapore Shares, free and clear of any Encumbrances. Upon completion of the Pre-Closing Restructuring, AMI Germany shall have acquired good and valid title to the AMI Singapore Shares, free and clear of any Encumbrances. AMI NL is the sole record and beneficial owner of the AMI Singapore Shares as of the date of this Agreement.

(7)
As of the date of this Agreement, AMI CP has good and valid title to, and is entitled to freely dispose of, the Delaware Companies’ Shares, free and clear of any Encumbrances. Upon completion of the Pre-Closing Restructuring, AMI Germany shall have acquired good and valid title to the Delaware Companies’ Shares, free and clear of any Encumbrances. AMI CP is the sole record and beneficial owner of the Delaware Companies’ Shares as of the date of this Agreement.

(8)
AMI Singapore has good and valid title to, and is entitled to freely dispose of, the AMI China Shares, at the Closing Date free and clear of any Encumbrances. AMI Singapore is the sole record and beneficial owner of the AMI China Shares as of the date of this Agreement.

(9)
The Delaware Companies have good and valid title to, and are entitled to freely dispose of, the AMI Mexico Shares, at the Closing Date free and clear of any Encumbrances. The Delaware Companies are the sole record and beneficial owner of the AMI Mexico Shares as of the date of this Agreement.

(10)
No bankruptcy, insolvency or judicial composition proceedings concerning any of Seller Parent, Seller, AMI NL, AMI CP or the Target Companies have been applied for, and no circumstances exist which requires an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which would justify the avoidance of this Agreement.

(11)
As of the Closing Date, the Target Companies are not bound by (i) any enterprise agreements (profit and loss pooling agreement, domination agreement, etc.) within the meaning of Section 291, 292 et seq. of the German Stock Corporation Act; (ii) agreement relating to the establishment of a silent partnership, or (iii) other arrangements allowing third parties to participate in the profits of the respective Target Companies and/or to influence its management.

9.2.3	Consents and Approvals; Non-Contravention

(1)
The execution of this Agreement and the performance of the obligations thereunder shall have been duly authorized and approved by all necessary corporate action of Seller, AMI NL, AMI CP, the Target Companies or any of their respective Affiliates. Except as reflected in Annex 9.2.3(1), Seller, AMI NL, AMI CP, the Target Companies or any of their respective Affiliates are not required to (i) give any notice to any Person, (ii) obtain any consent from any Person or (iii) seek any authorization from, or make any notification or filing with, any federal, state, provincial, municipal, local or foreign court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to federal, state, provincial, municipal, local or foreign government, including any department, commission, board, agency, bureau, subdivision, instrumentality, or other regulatory, administrative or judicial authority (“Government Entity”) except for statutory routine filings to be made after Closing, in each case, in connection with the execution and performance of this Agreement by Seller, AMI NL, AMI CP and Seller Parent.

(2)
The execution and performance by Seller and Seller Parent of this Agreement and the consummation of the transactions contemplated hereby by Seller, Seller Parent, AMI NL and AMI CP, as applicable, do not and will not (i) violate any provision of the Organizational Documents of Seller, AMI NL, AMI CP, Seller Parent or the Target Companies, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller, AMI NL, AMI CP, Seller Parent or the Target Companies, or result in a loss of any benefit to which Seller, AMI NL, AMI CP, Seller Parent or any of the Target Companies is entitled under, any agreement, contract, lease, sublease, purchase order, arrangement, commitment, license, franchise, indenture, note, bond, or other legally binding obligation or undertaking (each, a “Contract”), or result in the creation of any Encumbrance upon the Target Group Shares or any asset of the Target Companies, or (iii) violate or result in a breach of or constitute a default under any Law to which Seller, AMI NL, AMI CP, Seller Parent or the Target Companies is subject, or under any government authorizations, permits and licenses, other than, in the case of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations and accelerations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent (1) Seller’s, AMI NL’s or AMI CP’s ability to implement the Pre-Closing Restructuring or (2) Seller’s ability to effect the Closing.

9.2.4	Binding Effect

This Agreement, when executed by Purchaser and Purchaser’s Guarantor, will constitute a valid and legally binding obligation of Seller and Seller Parent enforceable against Seller and Seller Parent.

9.2.5	Financial Statements; Accounting for Precious Metals

(1)
Annex 9.2.5(1) contains with respect to the Target Companies (i) true and complete copies of the unaudited combined statements of income for the fiscal years ended December 28, 2007 and December 26, 2008 (excluding AMI Mexico), (ii) true and complete copies of the unaudited combined financial statements (balance sheets, statements of income and statements of cash flows) for the fiscal year ended December 25, 2009 and the three-month period ended March 26, 2010 (the financial statements in clauses (i) and (ii), the “Financial Statements”) and (iii) a true and complete copy of a schedule of capital expenditures made by the Target Companies for the fiscal years ended December 28, 2007, December 26, 2008, December 25, 2009 and the three-month period ended March 26, 2010 (the “Capital Expenditures Schedule”).

(2)
The Financial Statements have been prepared in accordance with US GAAP applied on a consistent basis and in accordance with the Accounting Guidelines, except for the absence of notes. The Financial Statements, in all material respects, fairly present the combined consolidated financial conditions, cash flows and results of operations of the Target Companies as of the date thereof or for the period covered thereby. The Capital Expenditures Schedule has been prepared in accordance with the books and records of the Target Companies.

(3)
Except as reflected, reserved against or accrued in the Financial Statements or as disclosed in Annex 9.2.5(3), the Target Companies (on a consolidated basis) have no liabilities, commitments, obligations of any kind, whether actual or contingent, known or unknown, determined, determinable or otherwise, whenever or however arising (“Liabilities”) other than (i) Liabilities that were incurred since March 26, 2010 in the Ordinary Course of Business and (ii) Liabilities that, individually or in the aggregate, are not material.

(4)
The statutory financial statements of the Target Companies, to the extent such financial statements are required by applicable Law, for the fiscal years beginning in 2007, have been provided to Purchaser and fairly present the financial position and results of operations of the relevant Target Company on an unconsolidated or consolidated basis, as the case may be, as at the respective date or for the respective period to which they apply and such financial statements have been prepared in accordance with the respective accounting principles generally accepted in the jurisdiction of organization of the relevant Target Company.

(5)
During the year prior to the date of this Agreement, the Target Companies have maintained a system of internal inventory and physical security controls in compliance with the Precious Metals Leases (as defined in Section 9.2.9 (1)(a)). No lessor under any of the Precious Metals Leases has objected to (a) the safekeeping of Third-Party Precious Metals by any of the Target Companies or (b) the records or inventory controls maintained by any of the Target Companies relating to Third-Party Precious Metals, except for objections which have been remedied prior to the Closing Date and are disclosed in Annex 9.2.5(5).

9.2.6	Real Property

(1)	Annex 9.2.6 contains a list of all real property owned by the Target Companies as of the date of this Agreement (the “Owned Real Property”).

(2)
Annex 9.2.6 contains a list of all real property leased or rented by the Target Companies as of the date of this Agreement, whether as lessee or as lessor, (the “Leased Real Property”). Prior to the date of this Agreement, Seller has provided Purchaser with true and complete copies of all lease Contracts applicable to the Leased Real Property (the “Lease Agreements”).

(3)
The Target Companies’ ownership, occupancy, use and operation of the Owned Real Property and Leased Real Property has complied and complies in all material respects with all Laws and governmental authorizations and does not violate in any material respect any instrument of record or agreement affecting such property (including, without limitation, any applicable deed restrictions or other covenants, restrictions, existing site plan approvals, zoning or subdivision regulations or urban development plans applicable to the Owned Real Property or Leased Real Property).

(4)	There are no pending, or threatened in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property or the Leased Real Property.

(5)
Each of the Target Companies, as applicable, that holds free title to each parcel of the Owned Real Property has valid title to the Owned Real Property, free and clear of any Encumbrance which would adversely affect the current use of the Owned Real Property by the relevant Target Company. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(6)	None of the Owned Real Property or the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.

(7)
Other than the Owned Real Property and the Leased Real Property, there is no other real property used or maintained by the Target Companies or their Affiliates that is material to the operation of the Business.

(8)
The buildings, improvements, fixtures and equipment situated on the Owned Real Property and the Leased Real Property, taken as a whole, are in sufficient working order to carry on the Business as heretofore carried on subject to normal maintenance and repair requirements.

9.2.7	Intellectual Property Rights

(1)
Annex 9.2.7(1) contains for each Target Company a correct and complete list of all patents, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), trademarks (Marken), copyrights, trade, business and domain names and other intellectual property rights (gewerbliche Schutzrechte) and applications with respect to such rights (the “Intellectual Property Rights”) (i) owned by such Target Company; or (ii) owned by Seller or Seller’s Affiliates and to be transferred to such Target Company on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such Intellectual Property Right the type, subject matter, applicable register or other identification data and Encumbrances (the Intellectual Property Rights listed or to be listed in Annex 9.2.7(1) the “Owned Intellectual Property Rights”). Except as shown in Annex 9.2.7(1), the Target Companies have not entered into license agreements as licensor with respect to any of the Intellectual Property Rights.

(2)
Each Target Company is the unrestricted legal and beneficial owner of the Owned Intellectual Property Rights listed for such Target Company in Annex 9.2.7(1) and no Owned Intellectual Property Right will at Closing be (i) subject to any Encumbrance or encumbered with any rights of any third party, including, without limitation, Seller, Seller’s Affiliates or any other Target Company; or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any Encumbrances. The Target Companies are free to dispose of the Owned Intellectual Property Rights in any manner, and at Closing such dispositions will not violate any legal obligations of any Target Company.

(3)
The Target Companies have properly maintained and are continuing until the Closing to properly maintain the Owned Intellectual Property Rights, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

(4)
Annex 9.2.7(4) includes for each Target Company a correct and complete list of all Intellectual Property Rights (excluding standard office software) (i) licensed or sub-licensed by any third party (including, without limitation, Seller and Seller’s Affiliates other than the Target Companies) to such Target Company; and (ii) to be licensed or sub-licensed by any third party to such Target Company on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such Intellectual Property Right the type, subject matter, applicable register or other identification data, if any, the licensor and the date of the license agreement (the Intellectual Property Rights listed or to be listed in Annex 9.2.7(4) the “Licensed Intellectual Property Rights”). All agreements providing for a license to a Target Company of any rights to use any Licensed Intellectual Property Rights are in full force and effect and enforceable against the licensor in accordance with their terms. No Intellectual Property Rights other than the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights are currently used by or necessary for any Target Company to conduct the Business as currently conducted.

(5)
To Seller’s Knowledge, (i) the Owned Intellectual Property Rights and Licensed Intellectual Property Rights have not been challenged (angegriffen) by any third party; (ii) no such challenge has been threatened in writing; and (iii) there are no circumstances which would likely give rise to such challenge. None of the Intellectual Property Rights is subject to any pending judgment, injunction, order or decree issued against Seller or any of the Target Companies restricting the use thereof by it or restricting the licensing thereof by it to any third party.

(6)
Except as shown in Annex 9.2.7(6), to Seller’s Knowledge, no Target Company infringes upon (verletzt) any Intellectual Property Right of any third party (including without limitation those of Seller and Seller’s Affiliates). No such infringement has been asserted in writing. Except as shown in Annex 9.2.7(6), to Seller’s Knowledge, no third party (including without limitation Seller and Seller’s Affiliates) infringes upon any of the Owned Intellectual Property Rights.

9.2.8	Compliance with Laws and Permits (Excluding Environmental Matters)

(1)
The Business has been, and is currently being, conducted in material compliance with applicable public Laws (öffentliches Recht), and the Target Companies have not received any written notice alleging any violation under any applicable public Laws (öffentliches Recht). The Target Companies hold all government authorizations, permits and licenses which are required, if any, under applicable public Laws (öffentliches Recht) or any other Laws in order to conduct the Business as presently conducted or which are material for the respective business of each Target Company. There are, as of the date of this Agreement, no written implications or threats of any revocation or restriction or subsequent orders (nachträgliche Anordnungen) relating to any such government authorizations, permits or licenses which would materially affect the business of the Target Group as a whole and the Target Companies conduct their respective business in compliance with all material provisions of such government authorizations, permits and licenses with which non-compliance would have a Material Adverse Effect.

(2)
The businesses of the Target Companies have been, and are currently being, conducted in material compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and all other applicable anticorruption Laws, to the extent such Laws are applicable to the Target Companies and their businesses.

(3)
Except for matters reflected on Annex 9.2.8(3), all assets which have been imported by, are owned by or are in possession of AMI Mexico, including without limitation, equipment, materials and components imported on a temporary basis, (i) have been imported in compliance with applicable Laws and customs documentation requirements and, where applicable, any special customs regime to which AMI Mexico is subject; (ii) all customs filings, reports and certifications required to be filed have been duly and timely filed and are in possession of AMI Mexico, (iii) all customs duties and other fees have been duly and timely paid; (iv) all documents required to be maintained with respect thereto have been and are being maintained by AMI Mexico in the ordinary course of business, and (v) all goods imported on a temporary basis have been re-exported, nationalized or otherwise disposed of in compliance with the applicable laws and customs documentation requirements.

(4)	For the avoidance of doubt, this Section 9.2.8 shall not apply to Environmental Matters which are exclusively dealt with in Section 12.5.

9.2.9	Precious Metals Leases; Material Agreements

(1)
Annex 9.2.9(1)(a) contains complete copies of all Contracts relating to the lease of precious metals from third parties which are not part of the Technitrol Group to which any of the Target Companies, as of the date of this Agreement, is a party and/or under which any of the Target Companies has any obligations or rights. Seller Parent through AMI Doduco, Inc. sublets to AMI Mexico silver as leased under the agreement with HSBC dated February 12, 2008; this silver is partly in the possession of AMI Mexico in Mexico and, to the extent further sublet by AMI Mexico, partly in the possession of AMI Spain in Spain and AMI Germany in Germany (the “Seller Parent Mexico Lease”) (the Seller Parent Mexico Lease and all agreements referred to in the foregoing sentence jointly the “Precious Metals Leases”). Other than the Precious Metals Leases, there exist no Contracts relating to the lease of precious metals. There does not exist under any Precious Metals Lease any violation, breach or other default or event of default, or alleged violation, breach or other default or event of default, or event, occurrence, condition or act that, after notice or lapse of time, or both, would constitute a violation, breach or other default or event of default thereunder on the part of the Target Companies or any other party thereto. At the Closing, there will be no liability whatsoever for any Target Company arising from any Precious Metals Leases terminated prior to or upon Closing (including but not limited to any shortfall of actual metal). Annex 9.2.9(1)(b) contains, as of July 28, 2010, a schedule detailing the quantities of precious metals leased by the Target Companies under the Precious Metals Leases. As of the Closing Date after giving effect to the transfer of the Sold Shares to Purchaser, (a) all precious metals leased by the Target Companies under the Precious Metals Leases or, to the extent transferred, under the Alternative Precious Metals Leases or the Mexico Silver Lease, will be directly or indirectly possessed (unmittelbarer oder mittelbarer Besitz) by the Target Companies and (b) the Target Companies are entitled to, and will physically hold, all precious metals consigned to them by its customers and/or suppliers subject to the existing customer/supplier agreements.

(2)
Annex 9.2.9(2) contains a list of material Contracts as described below to which any of the Target Companies, as of the date of this Agreement, is a party and/or under which has any obligations or rights (the “Material Agreements”):

(a)	all Contracts reasonably likely to involve annual payments or receipts of more than € 75,000 or total payments or receipts of more than € 75,000 over the remaining term of the Contract;

(b)
all Contracts relating to partnerships, joint ventures, teaming or similar arrangements pursuant to which any of the Target Companies shares in the profits, losses, costs or Liabilities of any business with any other Person;

(c)
all Contracts that limit or purport to limit the ability of the Target Companies to compete in any line of business or with any Person or in any geographic area or during any period of time or that provide for exclusivity or “most favored nation” pricing with respect to the procurement or sale of goods or services (excluding (A) any field of use or similar limitations under license agreements, or (B) any covenants relating to the non-solicitation of employees or service providers);

(d)	all Contracts for which breach or termination would result in a Material Adverse Effect;

(e)	all Contracts relating to debt or other indebtedness for borrowed money involving any Person other than the Target Companies and, individually, an amount of € 75,000 or more;

(f)	guaranties, indemnities and suretyships issued for any debt of any third party other than the Target Companies for an amount of € 75,000 or more;

(g)	all Contracts regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof; and

(h)	all Contracts regarding the consignment of precious metals (other than the Precious Metals Leases).

(3)
Each of the Material Agreements is in full force and effect, and, as of the date of this Agreement, the Target Companies have received no written notice of termination. There does not exist under any Material Agreement any violation, breach or other default or event of default, or alleged violation, breach or other default or event of default, or event, occurrence, condition or act that, after notice or lapse of time, or both, would constitute a violation, breach or other default or event of default thereunder on the part of the Target Companies or to Seller’s Knowledge, any other party thereto. Each Material Agreement is enforceable against the Target Company that is a party thereto and each other party to such Material Agreement in accordance with its terms. The execution or consummation of this Agreement or the transactions contemplated herein do not trigger any change-of-control rights of any party to a Material Agreement, and no Material Agreement provides for any change-of-control rights of any party other than the Target Companies. Seller has provided copies of all Materials Agreements requested by Purchaser prior to the date of this Agreement.

9.2.10	Employees

(1)
Annex 9.2.10(1) includes for each of the Target Companies a correct and complete list of its (i) directors; (ii) officers; and (iii) employees with (a) a fixed annual gross salary in excess of € 100,000; (b) a contractual entitlement to a severance payment in excess of € 75,000 or (c) a contractual entitlement or with the promise, whether binding or not, for any payment in connection with the transactions contemplated in this Agreement (collectively the “Key Employees”). To Seller’s Knowledge, such list correctly states for each director, officer and Key Employee the date of his/her service or employment contract and the nature and date of all ancillary agreements, amendments, side letters, waivers and similar documents, if any (such contracts together the “Key Personnel Contracts”).

(2)	Seller has provided Purchaser with correct and complete copies of all Key Personnel Contracts.

(3)
(i) No party to a Key Personnel Contract has given notice of termination, and no circumstances exist which give any party to a Key Personnel Contract a special right to terminate or modify such Key Personnel Contract; and (ii) the execution or consummation of this Agreement or the transactions contemplated therein do not trigger any such rights of any director, officer or Key Employee.

(4)
Annex 9.2.10(4) includes for each Target Company a correct and complete list of, and Seller has provided Purchaser with correct and complete copies of, all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding pensions or other post-employment benefits except for one time obligations having a value of less than individually € 8,000 or € 75,000 in aggregate under which such Target Company has any obligations (the agreements or other commitments listed or to be listed in Annex 9.2.10(4) the “Pension Commitments”). All obligations under or in connection with the Pension Commitments have been fulfilled by the Target Companies. Except as disclosed in Annex 9.2.10(4), all future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, appertaining to periods until the Closing Date are funded according to the requirements established by law and the Pension Commitments based on the most recent actuarial data. Each Target Company has set aside book reserves for pension liabilities and other post-employment benefits as required by law, under US GAAP and the Pension Commitments.

(5)
Annex 9.2.10(5) includes for each Target Company a correct and complete list of, and Seller has provided Purchaser with correct and complete copies of, (i) all reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne); and (ii) any collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), i.e. terms incorporating collective stipulations into a multitude of employment contracts by way of reference, works agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements in any other legal form under the Laws of any jurisdiction which restrict the Target Companies’ freedom to dismiss any of their employees or to change the terms of employment of their employees (including restrictions in the form of an obligation to make, in the case of dismissals or changes to terms of employment, any payments) (the “Collective Agreements”).

(6)
In the last three (3) years the Target Companies have not experienced any material dispute with any authorities (in particular regarding disabled persons and repayment duties) or any strike or labor interruption.

(7)
All compensation and withholding obligations of the Target Companies to or in respect of their current and former employees for periods prior to the Closing Date have been paid by the Target Companies or have been properly provided for as Final Financial Indebtedness in the Closing Date Statement (as agreed upon by the Parties or as determined by the Expert).

(8)
To the extent applicable and subject to the fact that AMI Doduco GmbH has not installed a supervisory board, each Target Company is and has been in compliance with the provisions of the One-Third-Participation Act (Drittelbeteiligungsgesetz) or the Co-Determination Act (Mitbestimmungsgesetz), as applicable, relating to the installation and composition of supervisory boards (Aufsichtsrat).

(9)
Each of the Target Companies which has been or is operating under short-time work (Kurzarbeit) has at all times implemented short-time work (Kurzarbeit) as described in any application for any short-time compensation (Kurzarbeitergeld), has with respect to short-time work (Kurzarbeit) complied with all applicable Laws and requirements imposed by any Government Entity and there exist no circumstances which could give rise to any payback of any short-time compensation (Kurzarbeitergeld) paid to any of the Target Companies or to the cessation of payment of short-time compensation applied for by any of the Target Companies.

(10)
AMI Mexico is in compliance with the Federal Labor Act (Ley Federal del Trabajo) and with all laws, rules and regulations of the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the Retirement Savings Fund System (Sistema de Ahorro para el Retiro) and the National Workers' Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores); there is no proceeding pending or, to Seller’s Knowledge, threatened against AMI Mexico.

9.2.11	Insurance

(1)
The insurance policies covering the assets, properties, businesses and employees of the Target Companies are listed in Annex 9.2.11 (“Insurance Policies”). The Insurance Policies are and will remain in full force and effect until the Closing Date. No Insurance Policy (other than Group Insurances (as defined in Section 15.2.5) with respect to periods after the Closing Date) will lapse or otherwise be adversely affected as a result of or in connection with the execution or consummation of this Agreement or the transactions contemplated therein. All premiums due under the Insurance Policies have been duly paid and there has been no breach of any material obligation of any Target Company under the Insurance Policies.

(2)
As of the date hereof, no claims by any Target Company are pending under any of the Insurance Policies, except for matters not exceeding € 10,000 individually and € 75,000 in the aggregate. As of the date hereof, there are no claims pending with respect to which any insurer has questioned, denied or disputed coverage.

9.2.12	Litigation

(1)
There are no lawsuits, administrative actions, demands, claims, hearings, investigations pending, court actions or similar proceedings before a court, arbitration panel or an administrative authority or other Government Entity involving an amount in dispute (Streitwert) exceeding € 10,000 on the date of this Agreement pending (rechtshängig) or, to Seller’s Knowledge, threatened in writing to be filed against any of the Target Companies, except those disclosed in Annex 9.2.12.

(2)
None of the Target Companies is (i) in default under any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with the sanction of any Government Entity (“Government Order”) which could have a Material Adverse Effect or (ii) subject to any continuing Government Order, settlement agreement or other similar agreement with, or, to Seller’s Knowledge, continuing investigation by, any Government Entity that in any such case could have a Material Adverse Effect. There is no unsatisfied judgment, penalty or award against or affecting the Target Companies.

9.2.13	Subsidies

All public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) in whatever form (the “Public Subsidies”) received by the Target Companies within the period of three (3) years prior to the date of this Agreement are listed in Annex 9.2.13 and such list indicates the nature of the Public Subsidy and dates of any administrative orders, agreements or other instruments on which basis the Public Subsidy was given, the Target Company which received the Public Subsidy and the amounts received. No proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or to Seller’s Knowledge threatened, and to Seller’s Knowledge there are no circumstances, which would justify the initiation of such proceedings. Each Target Company is in full compliance with its obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto. Except as disclosed in Annex 9.2.13, no Target Company is obliged under the Public Subsidies to maintain a certain level of employees or to make any investments. No Public Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the transactions contemplated herein.

9.2.14	Product Liability and Safety Review

(1)
Subject to Seller’s Knowledge and except as disclosed in Annex 9.2.14, the products designed, manufactured or distributed and the services rendered by the Target Companies prior to the Closing Date do not suffer from any defects which upon proper and appropriate use of the products give or could give rise to any (i) warranty claims (except in case of warranty claims for a reasonable failure rate customary in the electrical contact technology and fabrication industry) or (ii) product liability claims resulting from bodily injury or damage to property (other than the product). Except as disclosed in Annex 9.2.14, no product liability claims (i.e. those resulting from bodily injury or damage to property (other than the product)) have been settled during the three-year period prior to the date of this Agreement. Except as disclosed in Annex 9.2.14, no product liability claims are pending or, to Seller’s Knowledge, threatened in writing against the Target Companies as of the date of this Agreement. During the three-year period prior to the date of this Agreement there has not been, nor to Seller’s Knowledge is there under consideration, any product recall concerning any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Target Companies. All Liabilities relating to product warranties have been valued in accordance with US GAAP consistent with past practice. All products mentioned in the first sentence of this Section 9.2.14(1) materially complied and comply with applicable public Laws (öffentliches Recht).

(2)
The Target Companies are under no statutory obligation to submit products they manufacture, design and/or distribute for product safety certification, compliance and testing to independent product safety certification organizations, such as the German Institute of Standards (DIN), Underwriters Laboratories Inc. or any other independent product safety certification organizations of similar standing. To the extent any products are labeled, advertised or otherwise marketed or sold or distributed as being certified by the IEC (Commission Electrotechnique Internationale), these products are manufactured by the Target Companies in accordance with the standards set by, and have been properly certified by, the IEC (Commission Electrotechnique Internationale).

9.2.15	Ordinary Course of Operation

(1)
Except as set forth in Annex 9.2.15, since March 26, 2010, the businesses of the Target Companies have been conducted in accordance with the Target Companies’ normal day-to-day customs, practices and procedures and in accordance with past practice in the same manner as before (“Ordinary Course of Business”) and since such date no Material Adverse effect has occurred.

(2)
Except as set forth in Annex 9.2.15, from March 26, 2010 to the date of this Agreement, neither Seller, AMI NL, AMI CP nor the Target Companies have taken any action or omitted to take any action that would, had such action been taken or omitted to be taken after the date of this Agreement (assuming the absence of any consent by Purchaser), be a breach or violation of Section 13 of this Agreement.

9.2.16	Sufficiency of Assets

The acquisition of the Target Group Shares will result in Purchaser owning all the assets, properties, rights, services and arrangements, necessary to conduct the Business as currently conducted and, after the Closing, necessary for Purchaser to continue to operate and conduct the Business in all material respects (a) as currently conducted and (b) as will be conducted on the Closing Date (excluding, in the case of clauses (a) and (b), any Precious Metals Leases which are terminated by the Target Companies or any of their Affiliates as a consequence of the acquisition of the Target Group Shares by Purchaser). None of such assets, properties, rights, services and arrangements is subject to any right to challenge (Anfechtungsrecht), claw-back right, right to reclaim or similar rights arising under any insolvency, bankruptcy or similar laws. The assets owned or lawfully used by the Target Companies as of the date of this Agreement are in sufficient working order to carry on the Business as heretofore carried on subject to normal maintenance and repair requirements. The Target Companies have operated the Business on a stand-alone basis but have, in the known scope, been financed by the Technitrol Group, particularly in connection with the Precious Metals Leases. No member of the Technitrol Group owns any assets, rights or agreements used in the Business and no Target Company requires any services from any member of the Technitrol Group in order to carry on the Business after the Closing as currently conducted.

9.2.17	No Brokerage, Bonuses

None of the Target Companies is under any obligation to pay any brokerage or finder’s fee or other incentive to any person in relation to the execution of this Agreement or consummation of the transactions contemplated under this Agreement.

9.2.18	Assets; Information Technology

(1)
Each Target Company is the owner of all fixed assets (Anlagevermögen) and of all current assets (Umlaufvermögen) (collectively the “Assets”) which have been included in the Financial Statements of such Target Company, except for the Assets (i) which have been disposed of since the date of the respective Financial Statements in the Ordinary Course of Business consistent with past practice; or (ii) the loss of which has been disclosed in Annex 9.2.18. Except as disclosed in Annex 9.2.18, the Target Companies are free to dispose of, or remove, the Assets in any manner, and such dispositions or removals neither violate any legal obligations of any of the Target Companies nor may be subject to any restrictions under applicable Law or imposed by any Government Entity.

(2)
Each of the Target Companies either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively “Information Technology”) which is used by or necessary for such Target Company to conduct its business as conducted on the Closing Date. The Information Technology owned or used by the Target Companies has the capacity and performance necessary to meet the current requirements of the Target Companies.

9.3	No other Seller’s Representations and Warranties

9.3.1
Purchaser explicitly acknowledges to purchase and acquire the Sold Shares and the Target Group in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon its own inspection, examination and determination without reliance upon any express or implied representations, warranties or guaranties of any nature made by Seller except for the representations and warranties explicitly given by Seller under this Agreement.

9.3.2
Without limiting the generality of the foregoing and except for the representations and warranties explicitly given by Seller under this Agreement, Purchaser acknowledges that Seller makes no representation, warranty or guarantee with respect to

(1)
any projections, estimates or budgets delivered or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) or the future business operations of the Target Companies;

(2)	any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Target Companies; or

(3)	any Tax matter except as provided for in Section 11.

9.4	Seller’s Knowledge

If and to the extent that any of the representations of Seller in this Agreement are made to “Seller’s Knowledge”, Seller shall be deemed to have had such knowledge (only) if, as of the date of this Agreement, Seller or any of the persons listed in Annex 9.4, had actual knowledge (positive Kenntnis) or could have obtained such knowledge after due inquiry of the members of the management of the Target Companies applying the standard of care of a prudent businessman.

Section 10
Remedies for Breach of Seller’s Guarantees

10.1	General/Recoverable Damages

10.1.1
In the event of any breach of any representation and warranty made by Seller pursuant to Section 9, Seller shall indemnify and hold harmless Purchaser and/or, at Purchaser’s election, the Target Companies as well as any of Purchaser’s or the Target Companies’ successors, officers, directors, shareholders, employees and agents, from any damages including claims, injuries, losses, damages, Liabilities, charges, demands, actions, suits, proceedings, payments, assessments, deficiencies, settlements, judgments, awards, penalties, fines, costs, expenditures or expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable legal, expert and consultant fees and expenses and out-of-pocket disbursements) but excluding any special, incidental, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales) except to the extent awarded by a court of competent jurisdiction in connection with a claim by a third party or resulting from willful misconduct or intentional breach of this Agreement (“Damages”) incurred by Purchaser, the Target Companies or any of Purchaser’s or the Target Companies’ successors, officers, directors, shareholders, employees and agents.

10.1.2
For the purposes of this Section 10, in determining whether there has been a breach of or inaccuracy in any representation or warranty or the amount of Damages, any qualification or limitation as to materiality (whether by reference to material, Material Adverse Effect or change or otherwise) contained in such representation or warranty shall be disregarded. For purposes of determining the amount of Damages pursuant to this Section 10, any qualification or limitation as to knowledge contained in a representation or warranty shall be disregarded, provided, however, that the term “knowledge” shall continue to apply to the determination of whether there has been a breach of or inaccuracy in any representation or warranty pursuant to Section 9. For the avoidance of doubt, the concept of disregarding “materiality” or “knowledge” as set forth in this Section 10.1.2 shall not apply in connection with Section 8.5.1 (b) and Section 8.6.3.

10.1.3	Seller shall not be liable for, and Purchaser shall not be entitled to claim for, any Damages of Purchaser under or in connection with this Agreement if and to the extent that

(1)
the matter to which the claim relates is accrued for in the Closing Date Statement (as agreed upon by the Parties or as determined by the Expert) as Final Financial Indebtedness or Current Liabilities; or

(2)
any Damages of Purchaser are actually recovered through claims against third parties, including, but not limited to, through existing insurance policies; it being understood that there shall in no event be any obligation to seek to recover any claims against third parties, subject to Section 10.6.

10.2	Overall Scope of Seller’s Liability pursuant to this Agreement

10.2.1
Seller’s aggregate liability under this Agreement including, but not limited to, any and all claims for breach of any of the representations and warranties pursuant to Section 9, shall – subject to Section 10.2.2 below – be limited to 15% of the Base Amount (the “Liability Cap”).

For purposes of this Agreement, “Base Amount” means the Final Purchase Price plus (i.e. adding back) an amount equal to the Final AMI Germany Debt Balance as set forth in the Closing Date Statement (as agreed upon by the Parties or as determined by the Expert).

10.2.2	Such Liability Cap shall not apply to:

(a)
the representations and warranties set forth in Sections 9.2.1 (Corporate Issues and Authority), 9.2.2 (Capitalization), 9.2.4 (Binding Effect), 9.2.6(1) (Owned Real Property) and 9.2.6(5) (No Encumbrance) (the “Fundamental Reps”);

(b)	any claims relating to a breach of Seller’s or Seller Parent’s covenants;

(c)	the Tax Matters in Section 11; or

(d)	the Indemnity in Section 12.4; and

(e)
Environmental Matters which are exclusively governed by Section 12.5 (it being agreed and understood that any payments made by Seller under this Section 10 shall not count against the Environmental Liability Cap as defined in Section 12.5.3 and vice-versa);

provided, however, that the overall liability of Seller under these provisions as well as in connection with all other provisions of this Agreement shall in no event exceed the Base Amount.

10.3	De Minimis; Tipping Basket

10.3.1	Purchaser shall only be entitled to any claims under Section 10.1.1 (excluding, for the avoidance of doubt, any claims relating to the matters set forth in Section 10.2.2 (b) through (e)) if

(a)	and to the extent that an individual claim (Anspruch) of Purchaser exceeds € 20,000 (in words: twenty thousand Euro) (“De Minimis Claims”); and

(b)	the aggregate amount of all claims (excluding any De Minimis Claims) exceeds € 700,000 (in words: seven hundred thousand Euro) (Freigrenze) (the “Tipping Basket”).

10.3.2
The Tipping Basket shall not apply to claims under Section 10.1.1 for breaches of Fundamental Reps (and, for the avoidance of doubt, not to any claims relating to the matters set forth in Section 10.2.2 (b) through (e)). In the event the Tipping Basket is exceeded, Purchaser is entitled to recovery for all Damages (excluding any De Minimis Claims) and not just the excess amount.

10.4	Exclusion of Claims

Purchaser shall not be entitled to bring any claim under Section 10.1.1 if the underlying facts to which the claim relates were disclosed in the respective Annexes attached to this Agreement.

10.5	Notification of Seller; Procedure in Case of Third Party Claims

10.5.1
In the event of an actual or potential breach of representations and warranties pursuant to Section 9 above, Purchaser shall without undue delay from becoming aware of the matter notify Seller Parent of such alleged breach in writing, describing the potential claim in detail and, to the extent practical, state the estimated amount of such claim and give Seller the opportunity to remedy the breach within the period of 1 (one) month; provided, however, that no delay or deficiency on the part of Purchaser in so notifying Seller Parent will relieve Seller of any Liability hereunder except to the extent, and only to the extent, Seller’s ability to remedy, contest, defend or settle with respect to any such claim has been materially and actually prejudiced thereby. Furthermore, in the event that in connection with a breach of representations and warranties under Section 9 any claim or demand of a third party is asserted against Purchaser or any of the Target Companies, Purchaser shall make available to Seller Parent a copy of the third party claim or demand.

10.5.2
If Seller unconditionally acknowledges (anerkennen) in writing to Purchaser that the circumstances underlying the third-party claim constitute a breach and that Seller is liable for such breach pursuant to Section 10.1.1, Seller shall be entitled to control the defense against the third-party claim. In this case Purchaser shall provide, and shall cause that the Target Companies provide, to Seller all relevant documents, other information and assistance reasonably required by Seller for the defense. Seller shall keep Purchaser informed to a reasonable extent of the status of defense. Seller shall not be permitted to settle or compromise any third party claims without the written consent of Purchaser unless the settlement or compromise involves only the payment of monetary damages to be paid only by Seller and does not require the finding or admission of a violation of Law or the violation of the rights of any Person by Purchaser, the Target Companies or their Affiliates. No admission of liability shall be made by Purchaser or the Target Companies with respect to the third-party claim controlled by Seller, and the third-party claim shall not be acknowledged or settled, without the prior written consent of Seller.

10.5.3
In the absence of an unconditional acknowledgement by Seller, the defense against the third-party claim shall be controlled by Purchaser or the Target Companies, as the case may be. Seller shall be allowed to participate in the defense at its own expense with its own counsel. Purchaser shall keep Seller Parent informed to a reasonable extent of the status of defense. Subject to their obligation to avoid or mitigate Damages (Section 254 of the German Civil Code (BGB)), Purchaser or the Target Companies shall be free to acknowledge or settle the third-party claim if in their reasonable opinion such acknowledgement or settlement is in their own best interest.

10.5.4
For the avoidance of doubt, in all cases of this Section 10.5 the reasonable costs and expenses incurred by Purchaser and the Target Companies of defending the third-party claim shall be part of the Damages of Purchaser and the Target Companies, for which Seller is liable under Section 10.1. If and to the extent that Seller has exercised control of the defense pursuant to Section 10.5.2, Seller shall indemnify and hold harmless Purchaser and the Target Companies from and against any costs incurred by Purchaser and the Target Companies for such defense.

10.6	Mitigation

Section 254 of the German Civil Code (BGB) shall remain unaffected, which is the duty of care to prevent the occurrence of any Damages and to limit the scope of any Damages incurred.

10.7	Limitation Periods

The indemnification obligations of Seller arising under this Section 10 shall expire on April 30, 2012, except for any indemnification obligations based on a breach of the representations and warranties given under the Fundamental Reps, which shall expire five (5) years after the date of this Agreement, provided, that, in the event Purchaser delivers notice of any claim for indemnification under Section 10 prior to the applicable expiration date described above, Seller’s indemnification obligation under Section 10 shall survive with respect to such claim until such time as such claim is finally resolved. Purchaser’s notice shall be in writing, describing the potential claim in reasonable detail and, to the extent possible, state the estimated amount of the relevant claim.

10.8	Exclusion of Further Remedies

To the extent permitted by Law, any further claims and remedies other than explicitly provided for under this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 of the German Civil Code (BGB)), breach of contract (Pflichtverletzung aus dem Schuldverhältnis) and/or the right to reduce the purchase price (Minderung) or to rescind this Agreement (Rücktritt), and any liability in tort (Deliktshaftung), except for deceit (Arglist) and intention (Vorsatz) in which case the principles of German law shall apply without regard to the contractual limitations on liability set forth in this Agreement.

Section 11
Tax matters

11.1	Definitions

11.1.1
“Tax” or “Taxes” shall mean all direct, indirect or ancillary taxes, repayment obligations for taxes previously credited or refunded, withholdings or other similar contributions, including any payroll, employment and social security contributions, imposed by any Government Entity competent and responsible for the imposition of such tax or similar contribution (“Taxing Authority”), irrespective whether imposed as primary or secondary liability, as joint and/or several liability or as final or prepayment obligations and all related charges, interest, penalties and fines including any taxes, levies or duties within Section 3 German Tax Code (AO) or similar provisions of other countries.

11.1.2	“Straddle period” means any taxable year or period (Wirtschaftsjahr) beginning before and ending after the Closing Date.

11.2	Tax Guarantees and Covenants

11.2.1
Seller hereby represents and warrants to Purchaser in form and scope as set forth in Section 9.1 and (i) except as otherwise disclosed in Annex 11.2 and (ii) only with respect to subsections (b) and (c) and for any Target Company which is not tax resident in Mexico only except as otherwise disclosed in the applicable section of the electronic data room made available by Seller to Purchaser on Merrill DataSite with reference to “Project Current” prior to May 7, 2010 (such disclosure to be proven by Seller) that

(a)
the Target Companies (i) have duly and timely made, and will duly and timely (taking into consideration extensions of time allowed by the competent Taxing Authorities) make on or before the Closing Date, all Tax filings due, and (ii) have paid, and will pay until the Closing Date, all Taxes when due and payable except for Taxes contested in good faith,

(b)
there exist no material actions, suits, proceedings, audits, claims or assessments pending against the Target Companies for any alleged deficiency in any Tax, and the Target Companies have not been notified in writing of any proposed material Tax claims or assessments against them;

(c)	there exist no Encumbrances on any of the Target Companies’ assets that arose in connection with any failure (or alleged failure) to pay any Tax,

(d)
all intercompany arrangements to which the Target Companies are party are on terms that satisfy any “arm’s length” requirements as defined in the applicable Tax regulations and all documentation required to be maintained under any applicable laws and with respect to such arrangements has been prepared and maintained,

(e)
the Delaware Companies are and have always been treated as disregarded entities for United States federal and state tax purposes, and neither of the Delaware Companies has ever had a permanent establishment in the United States nor has either Delaware Company ever generated income effectively connected with a United States trade or business,

(f)	neither of the Delaware Companies has ever filed a United States federal or state income tax return or any other United States tax filing evidencing a taxable presence in the United States, and

(g)	the Target Companies maintain all documentation required to be maintained under any applicable Tax laws and regulations.

11.2.2
Seller shall make, and Seller Parent shall cause that (steht dafür ein, dass) AMI NL and AMI CP make, all necessary Tax filings and provide all required documentation as prescribed by applicable Law or requested by any Taxing Authority in due time to the respective responsible Tax Authorities required in connection with the direct or indirect transfer of the Target Group Shares.

11.3	Tax Indemnification

11.3.1	Seller shall indemnify and hold harmless Purchaser and/or, at Purchaser’s election, the Target Companies

(1)
from and against any and all losses, liabilities (whether present or future, actual or contingent), Damages and reasonable costs and expenses incurred by Purchaser, the Target Companies or any of Purchaser’s or the Target Companies’ successors, shareholders and agents relating to or arising out of any breach of any of Seller’s or Seller Parent’s warranties and covenants set forth in Section 11.2, whereby the indemnifications resulting from a breach of Seller’s representation set forth in Section 11.2.1 (d) shall be limited to any and all losses, liabilities, Damages and reasonable costs and expenses incurred with respect to Tax assessment periods or any portion of any Straddle Period ending on or before the Closing Date;

(2)
from all Taxes due and payable by the Target Companies for Tax assessment periods (steuerliche Veranlagungszeiträume) ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date;

(3)
from all Taxes for which any of the Target Companies is held secondarily liable, e.g. as a result of a Target Company being or having been (by virtue of a domination and profit and loss pooling agreement or otherwise) included in a fiscal unity (Organschaft) of any of Seller or Seller Parent or any of their Affiliates and any party being primarily liable for payment of Taxes failing to pay such Taxes;

(4)
from any potential capital gains Tax which becomes payable due to the direct or indirect transfer of Target Group Shares to the extent Purchaser has a withholding obligation imposed by Law with respect to all or a portion of such capital gains tax and the respective Tax has not been withheld upon prior written notice by Seller; and

(5)	from all Taxes that emanate directly or indirectly

(a)
from the settlement (whether prior to, on or after the Closing Date – except that if after the Closing Date, only to the extent such settlement is pursuant to Section 6, 7 and 14 of this Agreement –) of the AMI Germany Debt Balance;

(b)	from the Final Purchase Price being a negative amount;

(c)	from any transactions completed in connection with the Pre-Closing Restructuring;

(d)
from the transfer of borrowed monies, loans or any other receivables/liabilities by Seller, Seller Parent or any of their respective Affiliates (other than the Target Companies) into the Target Group (including in connection with the Pre-Closing Restructuring) prior to or on the Closing Date, in particular in connection with the settlement of intercompany receivables and payables pursuant to Section 14.1 of this Agreement;

(e)
from the transfer of borrowed monies, loans or any other receivables/liabilities within the Target Group prior to or on the Closing Date, in particular in connection with the settlement of intercompany receivables and payables pursuant to Section 14.1 of this Agreement;

(f)
from any settlement (whether before, on or after the Closing Date) of borrowed monies, loans or other receivables/liabilities referred to in lits. (d) and (e) above as well as from any indemnity pursuant to Section 14.1.9; or

(g)
the transfer of (i) the Delaware Companies’ Shares from AMI Germany to LuxCo and (ii) the AMI Singapore Shares from AMI Germany to Purchaser, in each case after the Closing and in each case if such transfer is completed within six (6) months from the Closing Date and for consideration that is the same as the respective amount reflected in Annex 4.5.4, unless otherwise determined by any Taxing authority.

11.3.2	Seller shall not be obligated to indemnify Purchaser for Taxes pursuant to Section 11.3.1 if and to the extent that such Tax liabilities

(1)	are shown or provided for in the Closing Date Statement (as agreed upon by the Parties or as determined by the Expert);

(2)	are subject to a valid, liquid and fully enforceable claim of Purchaser or any of the Target Companies for repayment or indemnification against a third party;

(3)
are the result of a reorganization (other than the transfer of (i) the Delaware Companies’ Shares from AMI Germany to LuxCo and (ii) the AMI Singapore Shares from AMI Germany to Purchaser, in each case after the Closing and in each case if such transfer is completed within six (6) months from the Closing Date and for consideration that is the same as the respective amount reflected in Annex 4.5.4, unless otherwise determined by any Taxing Authority) or other measures initiated by Purchaser, Purchaser Parent, Target Companies or any of their respective Affiliates after the Closing Date, unless Purchaser proves (beweist) that such failure has not affected the ability of the respective Seller to avoid or mitigate any liability for Taxes;

(4)	are assessed, or cannot be disputed, as a result of a breach of any Tax covenant given by Purchaser under Section 11.5.

11.3.3
Subject to the limitations set forth in Section 11.3.2 (in particular, but not limited to, in Section 11.3.2 (1)), any claim under Section 11.3.1 shall apply whether such Liability was actual or contingent, known or unknown, disclosed or undisclosed, determined, determinable or otherwise as of the Closing Date, whenever or however arising.

11.3.4
Indemnification payments due by Seller under this Section 11 shall be made within ten (10) Business Days following written notice by Purchaser, provided that the payment of such amounts to the Taxing Authority is due and that Seller shall not be required to make any payment earlier than five (5) Business Days before such Taxes are due to the Taxing Authority. In case of any Tax being contested in accordance with Section 11.6.2, payment of such Tax to the Taxing Authority will be considered due no earlier than on the date a binding (bestandskräftig) determination to such effect is made by either the Taxing Authority or a court of proper jurisdiction, provided that the Taxing Authority has granted relief from paying the assessed Tax until such Tax becomes final and binding.

11.3.5
In determining the Tax Liabilities with respect to the Straddle Period, Taxes paid or payable by the Target Companies allocable to the portion of the Straddle Period ending on the Closing Date shall be computed as if the pre-Closing portion of the Straddle Period constituted a stub fiscal year (Rumpfgeschäftsjahr), provided that (i) real property, personal property, and other Taxes calculated on a periodic basis, and (ii) exemptions, allowances, or deductions that are calculated on a periodic basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

11.4	Tax Filings after the Closing Date

Purchaser shall cause the relevant Target Companies to prepare and make, when due all Tax filings required to be filed by or on behalf of the Target Companies after the Closing Date, subject, however, in the case of any Tax filings for periods including the period ending on the Closing Date, to the review and prior written approval of Seller (which may not unreasonably be withheld or delayed). To the extent permitted by the respective tax law and at the sole discretion of Seller any available pre-closing tax loss carry forwards or current tax losses incurred up to the Closing Date are to be utilized first with respect to pre-closing periods on any post-closing tax filings including a loss carry back and a loss carry forward of the current tax losses incurred up to (and including) the Closing Date. Tax filings for periods including the period ending on or before the Closing Date shall be prepared on a basis consistent with those prepared for prior Tax assessment periods, except where otherwise required by any Taxing Authority or mandatory Law. Purchaser shall ensure that any Tax filing to be reviewed and approved by Seller will be furnished to Seller no later than 1 (one) month prior to the due date of such Tax filing and will provide cooperation and supporting detail to enable such review. Purchaser shall ensure that all Taxes payable under such Tax filings shall be paid timely.

11.5	Purchaser’s Tax Covenants

Purchaser covenants to Seller

(1)
that except as legally required by any Taxing Authority or otherwise compelled by mandatory Law or as approved in writing by Seller, Purchaser will not cause or permit any of the Target Companies to amend any Tax return relating to periods prior to or including the Closing Date if and to the extent such amendment gives rise to any Tax liability of Seller (including any Tax indemnification liability pursuant this Section 11);

(2)
to keep, and cause the Target Companies to keep, all books and records related to any Tax period or part thereof ending on or before the Closing Date in accordance with, and during the periods required under, statutory law; and

(3)
to provide, or cause to be provided, to Seller or its counsels who are subject to professional secrecy, upon request, all relevant documents or other information and permit, or cause the Target Companies to permit, Seller and its counsels to have access, during regular business hours and upon reasonable advance notice, to the employees and books and records of the Target Companies, to the extent relevant with respect to Tax audits and Tax assessments relating to any Tax period or part thereof ending on or before the Closing Date.

11.6	Indemnification Procedures

11.6.1
If following the Closing Date, Purchaser or a Target Company is informed by any Taxing Authority of any proposed Tax audit, administrative or Tax court proceeding, assessment, dispute, investigation, request for information or enforcement or has received any other official document by any Taxing Authority in each case with respect to which the Seller may incur a liability pursuant to this Section 11, then Purchaser shall promptly notify Seller Parent. Such notice shall be at the latest within 15 (fifteen) Business Days after Purchaser or any of the Target Companies has received the relevant information, or at any earlier date if required to enable Seller to participate in the Tax audit or proceeding or to review the relevant Tax assessment within the applicable period available for an appeal or other remedy. Such notice shall include copies of any notice or other document received from any Taxing Authority in respect of any such Tax audit or asserted Tax liability. Purchaser shall further cause the Target Companies to allow Seller to fully participate in such Tax audit or administrative or judicial proceeding. If Seller is not given notice as set forth in this Section 11.6.1 (and do not otherwise within the mentioned time limit receive the relevant information) or is not allowed to participate as set forth in this Section 11.6.1, Seller shall no longer be liable under this Section 11 if and to the extent the information and participation rights of Seller are relevant for the respective Tax liability, unless Purchaser proves (beweist) that such failure has not materially affected the ability of Seller to exercise its rights under this Section 11.

11.6.2
Seller may elect to direct on its own or through counsel of choice and at its expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under this Section 11 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to as a “Tax Contest”). Upon Purchaser’s request, Seller shall confirm in writing the assumption of all reasonable out-of-pocket costs and expenses vis-à-vis Purchaser and the Target Companies. If Seller elects to direct a Tax Contest, then Seller shall within 15 (fifteen) Business Days of receipt of Purchaser’s written notice pursuant to Section 11.6.1 above, notify Purchaser of its intent to do so, and Purchaser shall cooperate and cause the Target Companies or the respective successors to cooperate, at Seller’s expense in each phase of such Tax Contest. If Seller does not elect to direct such Tax Contest or fails to notify Purchaser of its election as herein provided, Purchaser or the Target Companies may pay, compromise or contest such asserted Tax liability. In any event, Seller may participate, at its own expense, in any Tax Contest. If Seller chooses to direct the Tax Contest, Purchaser shall promptly authorize, and shall cause the respective Target Companies to authorize, (by power-of-attorney and such other documentation as may be necessary and appropriate) the designated representative of Seller to represent Purchaser and/or the Target Companies or their successors in the Tax Contest insofar as the Tax Contest involves an asserted Tax liability for which Seller would be liable under this Section 11. If Purchaser has failed to comply with any of its obligations set forth in this Section 11.6.2, Seller shall no longer be liable under this Section 11 if and to the extent the information and participation rights of Seller are relevant for the respective Tax liability, unless Purchaser proves (beweist) that such failure has not materially affected the ability of Seller to exercise its rights under this Section 11.

11.7	Tax Refunds

11.7.1
If the Target Companies will receive a Tax refund relating to any period or any part of a period (stub period) ending on or before Closing Date, the amount of the Tax refund shall be paid by Purchaser to Seller within ten (10) Business Days, unless such Tax refund has already been reflected in the Closing Date Statement (as agreed upon by the Parties or as determined by the Expert). Purchaser shall duly notify Seller in writing of any Tax refund relating to any period or any part of a period ending on or before Closing Date.

11.7.2
If two (2) years after the Closing Date, the total amount of tax refunds, tax claims, tax credits or other tax assets reflected as Current Assets in the Closing Date Statement (as agreed upon by the Parties or as determined by the Expert) (including, but not limited to those relating to VAT) and which have been reflected as Current Assets (as defined on Annex 6.2.1 on the Closing Date Statement (as agreed between the Parties or as determined by the Expert), exceed the total amounts actually received by the Target Companies relative to those tax assets (excluding any post-closing interest), then Seller Parent shall be liable to pay to Purchaser the amount by which the total Closing Date Statement amounts exceed the total amounts actually received. Such payment shall be made by Seller to Purchaser within thirty (30) days after receipt of written notice from Purchaser setting forth in reasonable detail the calculation of the amount due. In the event the Target Companies shall subsequently receive any further applicable payment from taxing authorities, it shall be paid to Seller Parent within ten (10) Business Days of receipt.

11.8	Additional Tax Refunds

11.8.1
If two years after the Closing Date the total amount of the Tax liabilities and Tax accruals reflected in the Closing Date Statement (as agreed between the Parties or as finally determined by the Expert) plus any applicable amounts paid to Purchaser by Seller as tax indemnification under Section 11.3.1(2) exceeds the Taxes Purchaser or the Target Companies are liable for and actually pay for pre-closing and Straddle Periods, then Purchaser shall be liable to pay to Seller Parent the amount of such excess. Any such payment of Tax liabilities and Tax accruals to Seller Parent shall not affect Seller’s indemnification obligations under Section 11.3 except that Section 11.3.2(1) shall after the payment of Tax liabilities and Tax accruals to Seller Parent no longer apply if and to the extent payments have been made under this section 11.8.

11.8.2	If and to the extent Seller has indemnified Purchaser for a Tax liability and

(1)
to the extent Purchaser or any Target Company actually realizes within the first two full fiscal years following the Closing Date a Tax reduction (Steuerminderung) arising out of the circumstance triggering the Tax indemnification claim (e.g. resulting from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung)); or

(2)
to the extent any Target Company, other than the entity to which a Tax indemnification claim relates, actually obtains a Tax refund for a pre-closing period arising out of the circumstances triggering the Tax indemnification claim (e.g., resulting from a change in transfer pricing or disallowance of inter-company charges)

then Purchaser shall pay to Seller, when actually realized, an amount equal to the amount of such Tax reduction or Tax refund, as the case may be.

11.8.3
Section 11.8.2 (1) also applies to Tax reductions (Steuerminderungen) arising for and actually realized by Purchaser or any Target Company within the first two full fiscal years following the Closing Date from and to the extent that, subsequent to the Closing Date, due to a Tax audit Seller as controlling entity (Organträger) is charged with additional Taxes related to the Target Companies under such control (Organgesellschaft) to the extent such Tax reduction similarly arises out of the circumstance triggering the additional Taxes for Seller with regard to a taxable period ending on or prior to the Closing Date or any pre-closing Straddle Period.

11.8.4
For the purpose of Sections 11.8.2 and 11.8.3 (with respect to Section 11.8.3 only upon Seller’s request) Purchaser shall cause the Target Companies or their respective successors to apply for a Tax reduction or Tax refund with the respective Taxing Authorities and Seller will pay any out-of-pocket expenses incurred by Purchaser or any Target Company in connection therewith. Seller may participate, at its own expense, in any proceeding or correspondence which might be required to obtain or realize such Tax reduction or Tax refund.

11.9	Expiration

Purchaser may only raise claims under this Section 11 until a period of two (2) months after the final and binding assessment without reservation (bestandskräftige Festsetzung ohne Vorbehalt der Nachprüfung) of the relevant Taxes; it being understood that this time limitation applies to each single claim on an individual basis.

Section 12
Purchaser’s Representations and Warranties; Indemnification by Purchaser; Certain Guarantees; Indemnification by Seller

12.1	Purchaser’s Representations and Warranties

12.1.1
Purchaser hereby guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (BGB) (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB):

(1)	Purchaser is duly incorporated and validly existing under the laws of Germany and has all requisite corporate power and authority to own its assets and to carry out its business.

(2)
The execution and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on part of Purchaser.

(3)
The execution and performance by Purchaser of this Agreement and the consummation of the transactions contemplated herein do not (i) violate the articles of association or by-laws of Purchaser or (ii) violate any applicable Law, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the Knowledge of Purchaser threatened against, Purchaser before any court, arbitration panel or Government Entity which in any manner challenges or seeks to prevent, alter or delay the transactions contemplated herein.

(4)
Purchaser has, or will have at the Closing Date, made all arrangements in order to have the funds necessary to pay the Purchase Price available at Closing and to make all other payments required to be made under or in connection with this Agreement.

12.1.2
If and to the extent that any of the representations of Purchaser in Section 12.1.1 are based on the Knowledge of Purchaser, Purchaser shall only be deemed to have had such knowledge if, as of the date of this Agreement, any of the individuals listed in Annex 12.1.2 (the “Purchaser’s Representatives”) had actual knowledge (positive Kenntnis) not requiring any inquiry or investigation.

12.1.3
In the event that Purchaser is in breach of any representation and warranty pursuant to Section 12.1.1, Purchaser shall compensate Seller from any Damages incurred by Seller. The provisions of Section 10 relating to the limitations of liability shall apply mutatis mutandis.

12.2	Indemnification by Purchaser

12.2.1
The Purchaser shall indemnify and hold harmless the Seller from and against any and all Damages arising out of the (former) Domination and Profit and Loss Pooling Agreement for any loss compensation obligations, e.g. based on the non-execution of the loss compensation or following a restatement of historic financial statements or pursuant to or analogous to Section 302 of the German Stock Corporation Act regarding the termination of the Domination and Profit and Loss Pooling Agreement; in each case unless and to the extent (i) the Seller has violated any provisions of Section 9 or is liable under Section 10, 11 or 12.5 and (ii) such Damages for which indemnification is sought are incurred as a consequence of such violation of Section 9 or liability under Section 10, 11 or 12.5; however, it is agreed and understood that Purchaser shall not be required to indemnify Seller from the obligation to provide collateral to any creditor of AMI Germany as a result of the termination of the Domination and Profit and Loss Pooling Agreement (Section 303 of the German Stock Corporation Act), provided, that any indemnity claim of Seller against AMI Germany, in the event that any such collateral is enforced against Seller, shall remain unaffected. The indemnification pursuant to this Section 12.2.1 shall not apply with respect to amounts actually settled in the Estimated AMI Germany Debt Balance and/or the Final AMI Germany Debt Balance.

12.2.2
Purchaser shall indemnify and hold harmless the managing directors listed in Section 8.6.2 from any claims brought forward by the Target Companies or Purchaser (or companies affiliated with Purchaser) resulting from their acts and decisions in their capacities as managing directors of the Target Companies prior to Closing (except for claims based on willful misconduct (Vorsatz), deceit (Arglist) or fraud), provided that the obligation of Purchaser so to indemnify the managing directors shall terminate if Purchaser ceases to control the majority of the voting rights in the relevant Target Company if and to the extent the new shareholder assumes this obligation to indemnify the managing directors.

12.2.3	Purchaser shall indemnify Seller and members of the Technitrol Group from any liability with respect to the Excluded Environmental Liabilities as set out in Annex 12.5.1.

12.3	Certain Guarantees and Representations

12.3.1
Each of Purchaser’s Guarantor and Seller Parent hereby irrevocably guarantees by way of an independent promise of guaranty on first demand (Garantie auf erstes Anfordern) pursuant to Section 311 para. 1 of the German Civil Code (BGB) the proper fulfillment of all payment obligations of Purchaser or Seller, as the case may be, pursuant to this Agreement. The obligations of Purchaser’s Guarantor under this Agreement shall lapse upon Closing, except for any payment obligations for the Post-Closing Adjustment Amount, Third-Party Precious Metals Adjustment Amount and the AMI Germany Debt Balance. The obligations of Purchaser’s Guarantor with respect to payment obligations for the Post-Closing Adjustment Amount, Third-Party Precious Metals Adjustment Amount and the AMI Germany Debt Balance shall expire on the day of the settlement of those amounts.

12.3.2
Purchaser’s Guarantor represents and warrants that it holds cash and/or irrevocable legally binding commitments from investors to provide capital to Purchaser’s Guarantor in the aggregate amount of no less than USD 60,000,000 (in words: sixty million Dollars) and such commitments shall not expire or be satisfied by the investors until Purchaser’s Guarantor’s Guarantee pursuant to Section 12.3.1 is no longer in effect.

12.3.3
Purchaser’s Guarantor undertakes to make such capital calls to investors as are deemed necessary in order for Purchaser’s Guarantor to fulfill its obligations pursuant to Section 12.3.1 without undue delay.

12.4	Indemnification by Seller

12.4.1
Seller shall indemnify and hold harmless Purchaser and/or, at Purchaser’s election, the Target Companies, as well as any of Purchaser’s or the Target Companies’ successors, officers, directors, shareholders, employees and agents from and against any and all Damages and reasonable costs and expenses incurred by Purchaser, the Target Companies or any of Purchaser’s or the Target Companies’ successors, officers, directors, shareholders, employees and agents relating to or arising out of:

(a)
all possible obligations and liabilities of the Target Companies arising from any Precious Metals Leases and relating to periods prior to Closing unless expressly provided for otherwise in the Alternative Precious Metals Leases (e.g. assumption of precious metals and of the respective payment obligations vis-à-vis the lessors relating to such assumed precious metals);

(b)
all possible obligations and liabilities of Seller Parent, Seller, Target Companies and their respective Affiliates for the operation of any of their businesses (whether operated before or after the date of this Agreement) in Mexico (including, for the avoidance of doubt all obligations of AMI Mexico under the Master Acquisition Agreement, dated as of December 22, 2009, among, inter alia, AMI CP, AMI Mexico, Seller Parent, Metalor Technologies USA Corporation and Metalor Technologies International S.A.) other than the business of manufacturing rivets (“Mexico Rivet Operations”), except for (i) obligations and liabilities to the extent reserved against or accrued for in Current Liabilities in the Closing Date Statement used for the determination of the Final Purchase Price, (ii) severance payments to employees and union leaders as shown in Annex 12.4.1(b), (iii) legal, tax, liquidator and other shut-down costs and liquidation costs of AMI Mexico and (iv) any obligations and liabilities relating to environmental matters which are – subject to the following paragraph – exclusively addressed in Section 12.5 below;

The Parties agree that (i) Purchaser shall be responsible for the costs of transferring the equipment for the Mexico Rivet Operations out of Mexico and (ii) Purchaser shall not be responsible for any Environmental Liabilities in Mexico in excess of € 153,000, without regard to whether such costs relate to the Mexico Rivet Operations or any other operations or assets of AMI Mexico;

(c)
(i) the non-existence or invalidity of the property lease agreement for the actual operation site of AMI China and (ii) an expiry or termination of such lease agreement being effective prior to November 16, 2013 other than due to a termination of the lease agreement by AMI China or the failure of AMI China to validly exercise an option existing at the Closing Date to extend the term of the lease agreement to November 16, 2013 or due to a breach of the lease agreement by AMI China after the Closing Date;

(d)	any infringement by the Target Companies of certain patents as described in Annex 12.4.1(d); and

(e)
all Damages of AMI Germany based on the (former) Domination and Profit and Loss Pooling Agreement for any profit transfer obligations, e.g., based on the non-execution (Nicht-Abführung) of the profit transfer obligation or following a restatement of historic financial statements provided, however, that such indemnification shall not apply with respect to amounts actually settled in the Estimated AMI Germany Debt Balance and/or the Final AMI Germany Debt Balance,

in each case unless and to the extent Purchaser is liable under Section 12.1 and such losses, liabilities, Damages or costs for which indemnification is sought are incurred as a consequence of such liability under Section 12.1.

12.5	Environmental Matters

12.5.1	Seller hereby represents and warrants to Purchaser in form and scope as set forth in Section 9.1 that:

(a)
Except as disclosed in Annex 12.5.1 the Target Companies are in material compliance with all Laws relating to (i) the protection or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Materials or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to private property, (the “Environmental Laws”) in each case, applicable to any of the Target Companies or the Owned Real Property or the Leased Real Property and all material environmental permits and other permits or licenses issued by any Government Entity charged with the administration of Environmental Laws (the “Environmental Permits”). All Hazardous Materials generated or possessed by the Target Companies have been and are disposed of in compliance with applicable Environmental Laws in effect now or at the time of such disposal, and, where applicable, pursuant to and in accordance with all Environmental Permits.

(b)	The Target Companies are in possession of all material Environmental Permits, required for the conduct of their business as currently conducted.

(c)
Except as disclosed in Annex 12.5.1 the Target Companies have no Liability and will not have any Liability for any clean-up or other remediation act, claim, proceeding or action, or to any other Liability, under any Environmental Law whether or not caused by any Target Company arising from events occurring or facts in existence prior to the Closing Date.

(d)
Except as disclosed in Annex 12.5.1 the Target Companies have not received any written notice from any Government Entity or other Person that any aspect of any of the Target Companies’ businesses, operations or facilities is in violation of or liable under any Environmental Law or Environmental Permit.

12.5.2
Seller shall indemnify and hold harmless Purchaser and/or, at Purchaser’s election, the Target Companies, as well as any of Purchaser’s or the Target Companies’ successors, officers, directors, shareholders, employees and agents from and against any and all Liabilities (whether present or future, actual or contingent) and Damages incurred by Purchaser, the Target Companies or any of Purchaser’s or the Target Companies’ successors, officers, directors, shareholders, employees and agents relating to or arising out of (i) any breach of any of the representations made by Seller in Section 12.5.1 and (ii) any Environmental Liabilities other than Excluded Environmental Liabilities.

12.5.3	Seller’s aggregate liability under Section 12.5 shall be capped as follows (each such amount, as applicable, an “Environmental Liability Cap”):

(a)	from the Closing Date through the third anniversary of the Closing Date (including), at an amount equal to 50% of the Base Amount;

(b)	from the third anniversary of the Closing Date through the sixth anniversary of the Closing Date (including), at an amount equal to 25% of the Base Amount and;

(c)	from the sixth anniversary of the Closing Date through the tenth anniversary of the Closing Date (including), at an amount equal to 15% of the Base Amount.

The relevant time for determining the applicable Environmental Cap shall be the time when the Environmental Liability is first asserted by Purchaser and notified to Seller in accordance with Section 12.5.5, provided, that, in the event Purchaser delivers notice of any claim for indemnification prior to relevant anniversary, Seller’s indemnification obligation shall survive with respect to such claim up to the Environmental Liability Cap applicable at the time of delivery of the respective notice until the claim is finally resolved. In no event shall the liability of Seller for Environmental Liabilities under this Agreement exceed a total amount of 50% of the Base Amount.

Examples:

If there is a payment of 50% of the Base Amount on an Environmental Liability asserted in the 1st period, then Seller shall not be liable for any further Environmental Liabilities.

If there is a payment of 15% of the Base Amount on an Environmental Liability asserted in the 1st period, then 25% will be available in the 2nd period. If then there is a payment of 20% of the Base Amount on an Environmental Liability asserted in the 2nd period, then only 5% will be available in the 3rd period.

12.5.4
Any payments made by Seller under this Section 12.5 shall only count against the Environmental Liability Cap and not against the Liability Cap and vice-versa. For the avoidance of doubt, neither the Tipping Basket nor the De Minimis Claims shall be relevant for the indemnity set forth under this Section 12.5. Except for Excluded Environmental Liabilities for which Seller shall not be liable, the indemnities contained in this Section 12.5 shall apply irrespective of any fault or negligence of Seller and irrespective of whether or not the relevant matter is disclosed in this Agreement or has otherwise been disclosed to, or is known by, Purchaser.

12.5.5	Environmental Liabilities, Existing Environmental Condition, Hazardous Materials and Excluded Environmental Liabilities shall each have the following meaning:

(a)	“Environmental Liabilities” shall mean all Damages resulting or arising from or relating to the following:

(i)	any violation of, or non-compliance with, any Environmental Law by any Person on or prior to the Closing Date (“Non-Compliance Occurrence”);

(ii)	any Damages incurred by Purchaser or the Target Companies to bring the Target Companies into compliance with any applicable Environmental Laws in connection with any Non-Compliance Occurrence;

(iii)
any obligations imposed by Law on Purchaser or any Target Company to carry out investigation measures for purposes of risk assessment, clean-up measures, securing measures, protective containment measures or measures or actions to eliminate, reduce or otherwise remedy an immediate danger or adverse effect to life or health or to examine or treat any medical condition, in each case relating to or arising out of an Existing Environmental Condition; and

(iv)	any actual claims of third parties (including Government Entities) relating to, or as a result of, Existing Environmental Conditions.

(b)
“Existing Environmental Condition” shall mean the presence on or prior to the Closing Date of (i) Hazardous Materials used in the Business (ii), Hazardous Materials off site or (iii) Hazardous Materials on site in the soil, leachate (Sickerwasser), soil-vapor (Bodenluft), ground water, surface water (Oberflächenwasser), air or building of the Owned Real Property and the Leased Real Property or any other real properties which have been owned, occupied or used by any Target Company or any of their successors on or prior to the Closing Date (collectively the “Covered Properties”).

(c)
“Hazardous Materials” shall mean any pollutants, contaminants or hazardous substances according to the Environmental Laws including, without limitation, oil, petroleum, asbestos, hazardous wastes or toxic, explosive or radioactive substances.

(d)	“Excluded Environmental Liabilities” are those actions set out in Annex 12.5.1.

12.5.6
If Purchaser or any Target Company becomes aware after the Closing Date of any new circumstances giving a reasonably clear indication of an Environmental Liability (other than an Excluded Environmental Liability), Purchaser shall give Seller Parent written notice within sixty (60) days thereof (the “Environmental Liability Notice”). The Environmental Liability Notice shall state the nature and amount of the Environmental Liability, if and to the extent that such amount can with reasonable effort be determined at the time the Environmental Liability Notice is given. To the extent reasonably required by Seller Parent to assess the Environmental Liability, and subject to Purchaser and the Target Companies being reimbursed their reasonable out-of-pocket costs and expenses by Seller Parent, Purchaser shall provide, and shall cause that the Target Companies provide, Seller Parent and its professional advisers access during normal business hours to the Covered Properties (to the extent owned, occupied or used by any of the Target Companies), their relevant books, other records and management and copies of relevant documents and other information.

12.5.7
All clean-up and other measures or actions undertaken by Purchaser with respect to any Environmental Liability (other than with respect to Excluded Environmental Liabilities) shall be conducted after prior consultation (Anhörung) with Seller Parent only, unless immediate action is required (Gefahr im Verzug). Purchaser shall, subject to Sections 12.5.8 through 12.5.10 and Section 12.6 below, keep Seller Parent reasonably informed of the status of any proceeding with regard to any Environmental Liability (other than with respect to Excluded Environmental Liabilities and solely if and to the extent the Environmental Liability Cap has not been exceeded).

12.5.8	Purchaser and the Target Companies shall not have a claim under Section 12.5.2(ii) if and to the extent that:

(a)
Purchaser has failed to comply with its obligations under Sections 12.5.6 through 12.5.7 and such failure has materially and actually affected the ability of the respective Seller to avoid or mitigate the Environmental Liability;

(b)
the Environmental Liability is a result of an investigation conducted by Purchaser or a Target Company (i) without concrete circumstances which give a reasonable indication of a potential Environmental Liability or (ii) only in order to benefit from the indemnity for an Environmental Liability set forth in this Agreement; or

(c)
the Environmental Liability is not based on either of the following: the relevant Target Company is required to remedy the relevant matter by a court order or enforceable (sofort vollziehbar) decision of a governmental authority, the relevant remediation or action is required pursuant to any Environmental Law or (ii) a third party claim.

12.5.9
If a claim is brought forward or proceedings are initiated with regard to an Environmental Liability (other than with regard to Excluded Environmental Liabilities), Purchaser shall inform Seller Parent of all developments and events relating to such claim and Seller Parent may, at its expense, employ own counsel and attend and participate in all conferences, meetings and proceedings relating to such claim. If Seller unconditionally acknowledges (anerkennen) in writing to Purchaser its obligation to indemnify Purchaser and the Target Companies pursuant to Section 12.5 for Damages arising from or in connection with circumstances on which (i) actual claims of third parties (including governmental authorities) or (ii) a court order, a decision of a governmental authority or court judgment are based, Seller shall be entitled to control the defense against the third party claim, court order, decision or judgment. In this case Purchaser shall provide, and shall cause that the Target Companies provide, to Seller all relevant documents, other information and assistance reasonably required by Seller for the defense. Seller shall keep Purchaser informed to a reasonable extent of the status of the defense. Seller shall not be permitted to settle or compromise any proceedings without the written consent of Purchaser unless the settlement or compromise involves only the payment of monetary damages to be paid only by Seller and does not require the finding or admission of a violation of Law or the violation of the rights of any Person by Purchaser, the Target Companies or their Affiliates. No admission of liability shall be made by Purchaser or the Target Companies in the proceedings controlled by Seller, and the proceedings shall not be settled (whether by acknowledgement or otherwise), without the prior written consent of Seller.

12.5.10
In the absence of an unconditional acknowledgement by Seller as provided in Section 12.5.9, the defense against the court order, decision, judgment or third party claim shall be controlled by Purchaser or the Target Companies, as the case may be. Seller shall be allowed to participate in the defense at its own expense with its own counsel. Purchaser shall keep Seller Parent informed to a reasonable extent of the status of defense. Neither Purchaser nor any Target Company shall have an obligation to defend against or take any action or opposition to or against any proceedings initiated by a court, governmental or other authority or any third party with respect to an Environmental Liability and Purchaser or the Target Companies shall be free to acknowledge or settle any such proceedings if in their reasonable opinion such acknowledgement or settlement is in their own best interest.

12.5.11
For the avoidance of doubt, in all cases of this Section 12.5 the reasonable costs and expenses incurred by Purchaser and the Target Companies of defending the court order or decision shall be part of the amounts for which Seller shall indemnify Purchaser and the Target Companies pursuant to Section 12.5.2. If and to the extent that Seller has exercised control of the defense pursuant to Section 12.5.9, Seller shall indemnify and hold harmless Purchaser and the Target Companies from and against any costs incurred by Purchaser and the Target Companies for such defense.

12.6	Expiration

12.6.1
The indemnification obligations of Purchaser arising under Section 12.1 shall expire twelve (12) months after the Closing Date (provided, that, in the event Seller delivers notice of any claim for indemnification under Section 12.1 prior to the date that is twelve (12) months after the Closing Date, Purchaser’s indemnification obligation shall survive with respect to such claim until such time as such claim is finally resolved).

12.6.2
The indemnification obligations of Purchaser arising under Section 12.2 (Indemnification by Purchaser) shall expire five (5) years after the Closing Date (provided, that, in the event Seller delivers notice of any claim for indemnification under Section 12.2 prior to the date that is five (5) years after the Closing Date, Purchaser’s indemnification obligation under Section 12.2 shall survive with respect to such claim until such time as such claim is finally resolved).

12.6.3
The indemnification obligations of Seller arising under Section 12.4 shall expire five (5) years after the Closing Date (provided, that, in the event Purchaser delivers notice of any claim for indemnification under Section 12.4 prior to the expiration date, Seller’s indemnification obligation under Section 12.4 shall survive with respect to such claim until such time as such claim is finally resolved).

12.6.4
The indemnification obligations of Seller arising under Section 12.5 (Environmental Matters) shall expire ten (10) years after the Closing Date (provided, that, in the event Purchaser delivers notice of any claim for indemnification under Section 12.5 prior to the date that is ten (10) years after the Closing Date, Seller’s indemnification obligation under Section 12.5 shall survive with respect to such claim until such time as such claim is finally resolved).

12.6.5	Each notice referred to in this Section 12.6 shall be in writing, describing the potential claim in reasonable detail and, to the extent possible, state the estimated amount of the relevant claim.

12.7	Mitigation

Section 254 of the German Civil Code (BGB) shall remain unaffected and the Parties are in agreement that Section 254 of the German Civil Code (BGB) shall not extend the scope of the Purchaser’s obligations specifically described in the individual provisions of Sections 12.5.8 through 12.5.10; it being understood that any failure, omission or breach of obligation by a Party not specifically described in the referenced sections may restrict such Party’s rights pursuant to Section 254 of the German Civil Code (BGB).

Section 13
Interim Period

During the period from the date hereof to and including the Closing Date, Seller and Seller Parent covenant and agree that

13.1
they will, or, subject to the restrictions established by applicable mandatory Law, will cause the Target Companies to, (a) conduct the business operations in the Ordinary Course of Business, (b) use reasonable best efforts, in consultation with Purchaser and assuming reasonable cooperation of the precious metals lessors and to the extent consistent with the needs of the Business in the operations of AMI Germany, to improve the situation described in Annex 9.2.15, (c) maintain the assets of the business in good operating condition suitable in all material respects for their intended purposes, and (d) cause the material assets of the Target Companies to be covered by insurance policies in a form and amount consistent with past practices (provided, that Seller may change or substitute such policies without affecting the insurance coverage as such);

13.2
they will use their reasonable best efforts to (a) preserve intact the Target Companies’ relationships with their material customers, material suppliers, material creditors and employees and (b) keep available the services of the Target Companies’ present senior officers and Key Employees; and

13.3
except as Purchaser otherwise consents in writing in advance or as otherwise required or contemplated by this Agreement or applicable Law, they will not, and shall cause each of the Target Companies not to:

(a)
sell, transfer, create any Encumbrances over or otherwise dispose of any material assets of the Target Companies, or make any acquisition of any assets or Persons, other than any such sales, dispositions or acquisitions in the Ordinary Course of Business;

(b)
enter into any Contract that would have been a Material Agreement if entered into prior to the date hereof, or terminate or materially extend or materially modify any Material Agreement, in each case other than in the Ordinary Course of Business;

(c)	declare, set aside or pay any dividend or distribution on any Target Group Shares;

(d)	amend the Organizational Documents of the Target Companies;

(e)
issue, sell, pledge, transfer, dispose of, encumber, purchase or redeem any (x) shares of the capital stock or securities convertible into or exchangeable for any shares of capital stock or (y) any rights, warrants, options, calls or commitments to acquire any shares of capital stock or other securities, in each case, of the Target Companies and their respective Subsidiaries;

(f)
appoint or dismiss any directors or officers of the Target Companies or any of their respective Subsidiaries, extend any director’s or officer’s service or employment Contract, increase the remuneration of, or grant any benefits to, any such officers or directors or adopt or amend any Contract relating to Pension Commitments other than in the Ordinary Course of Business;

(g)	merge or consolidate with any Person or adopt a plan of complete or partial liquidation;

(h)	make any loans, advances or capital contributions to or investments in any Person in excess of € 75,000 in the aggregate except in the Ordinary Course of Business;

(i)
incur, amend or modify in any material respect the terms of, or refinance, any Financial Indebtedness of the Target Companies or any of their Subsidiaries other than in the Ordinary Course of Business;

(j)
waive, release or settle any pending or threatened litigation or other proceedings before a Government Entity (A) that will require the Target Companies following Closing to pay an amount in excess of € 75,000 or (B) entail the incurrence of (1) any obligation or Liability of the Target Companies in excess of such amount, including costs or revenue reductions or (2) obligations that would impose any material restrictions on the business or operations of the Target Companies or their Subsidiaries;

(k)	appoint new auditors for the Target Companies or determine (including restatements) any financial statements of the Target Companies;

(l)	conclude any enterprise agreement within the scope of Sections 291 and 292 German Stock Corporation Act, or

(m)	authorize or enter into any agreement or commitment with respect to any of the foregoing.

Section 14
Separation Issues

14.1	Settlement of Intercompany Receivables and Intercompany Payables

14.1.1
Seller shall use best efforts to cause the settlement/discharge of any receivables or payables between any of the Target Companies on the one hand and any member of the Technitrol Group on the other hand prior to the Closing Date regardless of the respective due dates of such receivables/payables, but excluding the Mexican Receivable. The settlement of the intercompany receivables and payables (other than those taken into account for the AMI Germany Debt Balance which may only be settled by virtue of set-offs) may require assignments of intercompany receivables and/or payables and also the contribution or distribution of capital. Seller shall cause the Target Companies to engage in such transactions in compliance with applicable Law to effect the settlement of intercompany receivables and payables prior to Closing.

14.1.2
Excluding any amounts to be taken into account for the determination of the AMI Germany Debt Balance, intercompany receivables and/or intercompany payables which are not settled prior to the Closing Date shall be taken into account in the Closing Date Statement (as part of the Net Financial Indebtedness) and in the Intercompany Debt Balance (as defined in Section 14.1.3 below).

14.1.3
Excluding any amounts to be taken into account for the determination of the AMI Germany Debt Balance, (i) amounts owed by any of the Target Companies to any member of the Technitrol Group not settled prior to the Closing Date shall be referred to as “Intercompany Payables” and (ii) amounts owed by any company of the Technitrol Group to any of the Target Companies not settled prior to the Closing Date shall be referred to as “Intercompany Receivables”. The balance of such Intercompany Payables and Intercompany Receivables – i.e. the remaining amount following a netting of the Intercompany Payables and the Intercompany Receivables – shall be referred to as the “Intercompany Debt Balance”.

14.1.4
To the extent the Intercompany Payables exceed the Intercompany Receivables (the “Positive Intercompany Debt Balance”) the Purchase Price shall be increased Euro for Euro (but this increase will be balanced by a respective increase of Financial Indebtedness (as defined in Annex 6.2.1) in Net Financial Indebtedness) by the respective excess amount. To the extent the Intercompany Receivables exceed the Intercompany Payables (the “Negative Intercompany Debt Balance”) the Purchase Price shall be decreased (but this decrease will be balanced by a respective increase of Liquid Assets (as defined in Annex 6.2.1) in Net Financial Indebtedness) by the respective excess amount.

Example:

If on the Closing Date, the Intercompany Payables amounts to € 3,000,000 and the Intercompany Receivables to € 100,000, the Positive Intercompany Debt Balance would amount to € 2,900,000 and the Purchase Price would be increased by € 2,900,000. (The Positive Intercompany Debt Balance would be assigned to Purchaser.) However, the amount of the Positive Intercompany Debt Balance of € 2,900,000 that increases the Purchase Price is to be included into Financial Indebtedness (as defined in Annex 6.2.1) in Net Financial Indebtedness and therefore reduces the Purchase Price by the same amount.

14.1.5
Seller estimates that on the Closing Date, there will be a Positive Intercompany Debt Balance. A schedule showing the amounts of the Intercompany Receivables and Intercompany Payables (with a break down relating to the respective entities) as well as all receivables and payables existing between the Target Companies (the “Intra-Company Receivables/Payables”) (with a break down relating to the respective entities), in each case as of June 25, 2010, is set forth in Annex 14.1.5. Seller shall settle the Intercompany Receivables, Intercompany Payables and Intra-Company Receivables/Payables in accordance with Annex 14.1.5 provided that with respect to footnote c), Seller shall prior to the Closing Date reduce the relevant amounts to at least USD 100,000 or less each and provided further that with respect to footnote d) Seller and Seller Parent shall use best efforts (including to obtain the relevant governmental approval) to settle fully the relevant amounts prior to the Closing Date.

14.1.6	The Intercompany Debt Balance shall be settled as follows:

(a)
Seller and Seller Parent shall on the Closing Date assign, or shall procure that the relevant creditors of the Intercompany Payables existing on the Closing Date assign, to Purchaser or any other Person to be nominated by Purchaser, the Intercompany Payables existing on the Closing Date. Purchaser shall be entitled to determine in its free and sole discretion which portion of the Intercompany Payables existing on the Closing Date shall be assigned to Purchaser and/or any of its nominees.

(b)
Purchaser or any Person to be nominated by Purchaser shall on the Closing Date agree with the relevant Target Companies and Seller or Seller Parent (or Seller and Seller Parent shall procure that the relevant debtor of remaining Intercompany Receivable enters into such agreement) that Purchaser or any Person to be nominated by Purchaser assumes the payment obligation under the Intercompany Receivables existing on the Closing Date and that the relevant debtor is fully discharged of such payment obligation. The last sentence of the preceding sub-paragraph shall apply mutatis mutandis.

14.1.7	The agreements to be entered into pursuant to Section 14.1.6 shall be in form and substance substantially as set forth in Annex 14.1.7.

14.1.8
If adjustments are made to the Intercompany Debt Balance in the Closing Date Statement (as agreed between the Parties or as determined by the Expert), Section 14.1.6 shall apply mutatis mutandis and the Parties shall settle the Intercompany Debt Balance without undue delay after delivery of the Closing Date Statement (as agreed between the Parties or as determined by the Expert) in accordance therewith.

14.1.9
After determination in the Closing Date Statement (as agreed between the Parties or as determined by the Expert) of the amounts relevant for this Section 14, Purchaser shall indemnify Seller and all other companies of the Technitrol Group against any remaining liability contrary to the assignment/discharge effect set forth in Sections 14.1.1 and 14.1.6, and Seller shall indemnify Purchaser and the Target Companies against any remaining liability contrary to the aforementioned assignment/discharge effect set forth in Sections 14.1.1 and 14.1.6, provided that in each case the relevant parties shall assign or assume, as the case may be, any remaining Intercompany Payables or Intercompany Receivables in accordance with Section 14.1.6 and 14.1.7.

14.2	Termination of Profit and Loss Pooling Agreement

14.2.1
Seller undertakes (i) to cause that (steht dafür ein, dass) AMI Germany with the consent of the competent fiscal authorities change its fiscal year to the effect that a short fiscal year (Rumpfgeschäftsjahr) runs for the period from January 1, 2010 until or before the Closing Date and (ii) terminate the Domination and Profit and Loss Pooling Agreement by means of termination in mutual agreement (Aufhebungsvertrag) pursuant to Section 296 (1) German Stock Corporation Act with effect as of the end of the short fiscal year or any other day after the end of the short fiscal year as agreed in writing between the Parties (herein “Termination Date”).

14.2.2	Any amounts owed

(a)
by AMI Germany to Seller as profit transfer obligation for periods until the Termination Date shall for the period between January 1, 2010 and the Termination Date be determined on the basis of audited year-end accounts of AMI Germany for the short fiscal year ending on the Termination Date (herein “Termination Accounts”),

(b)
by Seller to AMI Germany as loss compensation obligation for periods until the Termination Date shall for the period between January 1, 2010 and the Termination Date be determined on the basis of the Termination Accounts, and any such amounts pursuant to (a) and (b) shall be taken into account for the determination of the AMI Germany Debt Balance.

14.2.3
The Termination Accounts shall be prepared by AMI Germany in accordance with German GAAP pursuant to the German Commercial Code (HGB) and audited within three (3) months after the Closing Date by a public accountant designated by Purchaser. Purchaser shall instruct such designated public accountant to deliver the Termination Accounts along with the auditor’s opinion (Bestätigungsvermerk) to the Parties as soon as reasonably practicable after the Termination Date, but not later than three (3) months after the Closing Date.

14.3	Special Covenants and Guarantees regarding the AMI Germany Debt Balance, the Intercompany Debt Balance and the Intra-Company Receivables/Payables

14.3.1	Seller Parent shall

(a)
use best efforts to cause that from the date of this Agreement until and including the Closing Date, neither Seller nor AMI Germany nor any Affiliate of Seller Parent (i) transfers, assigns or waives any receivable or payable taken into account for the determination of the AMI Germany Debt Balance or the Intercompany Debt Balance and (ii) makes or enters into any agreement or arrangement or makes any payment that would result in an increase to the AMI Germany Debt Balance or the Intercompany Debt Balance, in each case other than in the Ordinary Course of Business or with the prior written consent of Purchaser or in compliance with Section 14.1 above;

(b)
cause that Seller and AMI Germany, prior to the termination of the Domination and Profit and Loss Pooling Agreement becoming effective, net (by way of offset) the amounts taken into account for the determination of the AMI Germany Debt Balance and convert the amounts relating to the Domination and Profit and Loss Pooling Agreement remaining after such netting into a loan; and

(c)
cause that at the Closing Date, the Final Purchase Price is not negative, i.e. the AMI Germany Debt Balance does not exceed the Purchase Price as adjusted by the Final Net Working Capital Adjustment Amount, the Final Net Financial Indebtedness, the Intercompany Debt Balance and the Third-Party Precious Metals Adjustment Amount.

14.3.2
Seller Parent hereby guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (BGB) (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that

(a)	Annex 6.2.2(4) and Annex 14.1.5 have been prepared with the care of a prudent business person (mit der Sorgfalt eines ordentlichen Kaufmanns);

(b)	to Seller’s Knowledge, Annex 6.2.2(4) and Annex 14.1.5 reflect as of June 25, 2010 all amounts to be set forth thereon pursuant to this Agreement; and

(c)
between June 25, 2010 until and including the date of this Agreement, to Seller’s Knowledge, neither Seller Parent nor any of Seller Parent’s Affiliates nor Seller nor the Target company has made or entered into any agreement or arrangement, or has taken any other action, which, has such agreement or arrangement been made or entered into, or had such action been taken, in each case between the date of this Agreement and the Closing Date, would have constituted a breach of any of the covenants set forth in Section 14.3.1 (a).

14.3.3
After determination in the Closing Date Statement (as agreed between the Parties or as determined by the Expert) of the amounts relevant for this Section 14, Section 14.1.9 shall apply mutatis mutandis to the AMI Germany Debt Balance.

14.4	Termination and Settlement of Intercompany Agreements; Release

14.4.1
Except as set forth in this Agreement and without prejudice to Section 14.1 and 14.2, with effect from the Closing Date, all contracts or arrangement among any Target Company, its directors, officers and employees, on the one hand, and any of Seller, Seller Parent or any of their respective Affiliates (other than the Target Companies), on the other hand, (the “Intercompany Agreements”) shall be terminated with full release of the Target Companies and any member of the Technitrol Group from all claims, liabilities and other obligations.

14.4.2
If and to the extent after the Closing Date any claim, liability or other obligation under an Intercompany Agreement exists and which has not been taken into account in the Intercompany Debt Balance, Seller shall waive, and Seller shall cause Seller’s Affiliates to waive, on demand all rights against the relevant Target Company, its directors, officers and employees in respect of such claim, liability or other obligation. Likewise, Purchaser shall waive, and Purchaser shall cause the Target Companies to waive, on demand all rights against the relevant member of the Technitrol Group, their directors, officers and employees in respect of any claim, liability or other obligation under an Intercompany Agreement which has not been taken into account in the Intercompany Debt Balance.

14.5	Use of the name “AMI Doduco”

14.5.1
As from the Closing, Purchaser shall be entitled to an exclusive, world-wide and perpetual right to use the names “AMI Doduco” and “Doduco”. Seller and Seller Parent hereby give, and Seller Parent shall cause the Target Companies to give, their irrevocable consent to the use by Purchaser and LuxCo of the names “AMI Doduco” and “Doduco” as Purchaser’s and LuxCo’s name or a component thereof as from the date of this Agreement until the Closing Date on a non-exclusive basis.

14.5.2
Seller and Seller Parent shall refrain, and shall cause their respective Affiliates to refrain, from (i) using such names or a component thereof or a similar (verwechslungsfähig) name for Seller’s or Seller’s Affiliates’ own business purposes as from twenty (20) Business Days after Closing and (ii) granting a right to use such name or a component thereof to any third party after the Closing Date. Further, Seller shall within twenty (20) Business Days after Closing (a) resolve upon a new name of Seller not containing the terms “AMI” and/or “Doduco” and (b) file (and not withdraw) such change of the name for registration with the competent commercial register.

14.5.3
If and to the extent this does not cause any liability to the Technitrol Group, the Target Companies shall be entitled for a period of six (6) months following the Closing Date to use in the Business all material and forms used in past practice, including (but not limited to) any existing website layouts, tools, letters, stamps, packaging material, envelopes, stationary, business cards, flyers, advertisement material, handbooks, instruction manuals and any merchandise labeled or imprinted with or otherwise displaying the name “Technitrol”, and Seller Parent hereby gives its irrevocable consent to such use by the Target Companies.

Section 15
Covenants

15.1	Merger Control Proceedings; Other Regulatory Requirements

15.1.1
Purchaser and Seller shall ensure that any filings to be made with the competent merger control authorities, to the extent they have not already been made prior to the date of this Agreement, will be made without undue delay after the date of this Agreement at Purchaser’s expense. Seller and Purchaser shall closely cooperate in the preparation of such filings. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. All Parties shall closely cooperate and, if this can reasonably be accommodated, participate in any discussions and negotiations with the competent authorities with the objective to obtain clearance for the transaction contemplated by this Agreement in the shortest time period possible.

15.1.2
If the competent authorities are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed upon Purchaser, Purchaser shall accept the imposition of such conditions and obligations, unless the acceptance may cause, in the sole opinion of Purchaser, unreasonable commercial hardship (wirtschaftliche Unzumutbarkeit) for Purchaser.

15.2	Access to Information; Insurance

15.2.1
After the Closing Date, subject to any applicable Law, Purchaser shall ensure (i) that Seller and its representatives have reasonable access to, and are allowed to make copies of, the books and records of the Target Companies as well as any other financial information required to achieve the deconsolidation and (ii) that Seller is provided with any information Seller requires to prepare tax filings, contest tax assessments or address tax audits.

15.2.2
From the date hereof until the Closing Date, subject to any applicable Law and upon reasonable prior notice, Seller shall cause the Target Companies to (i) provide Purchaser and its representatives access during normal business hours to their properties, books, other records and management and (ii) furnish to Purchaser such documents and other information that Purchaser reasonably requests.

15.2.3
From and after the Closing Date, Seller shall, and Seller Parent shall cause that (steht dafür ein, dass) AMI NL and AMI CP will, (i) afford Purchaser and its representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of Seller, AMI NL and AMI CP and their Affiliates (other than the Target Companies) in respect of matters related to the Target Companies, and (ii) furnish to Purchaser such additional financial data and other information regarding the Target Companies, as Purchaser may from time to time reasonably request; provided, however, that in each case such requested documents or information are not available to Purchaser.

15.2.4
Seller shall, upon request of Purchaser, provide Purchaser with true and complete copies of the Organizational Documents of each of the Target Companies as in effect as of the date of this Agreement; the statutory financial statements of the Target Companies for the fiscal years beginning in 2007 and correct an complete copies of all Key Personnel Contracts.

15.2.5
On or prior to the Closing Date, the Target Companies are insured under certain group insurance policies existing for members of the Technitrol Group (“Group Insurances”). Seller shall upon reasonable request provide, and shall cause any of its Affiliates to provide, the Target Companies all information relating to any Group Insurances in respect of any claims and/or losses incurred by the Target Companies on or prior to the Closing Date. Further, Seller shall refrain, and shall cause any of its Affiliates to refrain, from any action which could adversely affect the Target Companies’ position with respect to claims under the Group Insurances, and Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser and the Target Companies to enable their collection of damages under any Group Insurances subject to applicable deductibles, if any.

15.3	Covenant Not to Compete; Non-Solicitation

15.3.1	For a period of two (2) years after the Closing Date, Seller and Seller Parent shall not, and they shall cause that their respective controlled Affiliates to not, directly or indirectly

(1)	establish or engage in a new business which competes with the Target Group as presently conducted by the Target Companies; or

(2)	acquire an interest of more than five (5) per cent (equity or votes) in an enterprise which competes with the Target Group as presently conducted by the Target Companies.

For the avoidance of doubt, Seller and its Affiliates shall not be permitted to continue their own businesses as presently conducted to the extent these businesses compete with the business of the Target Group sold to Purchaser.

15.3.2	For a period of two (2) years from the Closing Date, Seller and Seller Parent shall refrain, and shall cause their respective controlled Affiliates to refrain, from:

(a)
influencing or attempting to influence any customer, supplier, consultant or other third party maintaining a contractual or other business relationship with any Target Company to terminate or discontinue such relationship or to reduce the volume of goods or services provided thereunder; or

(b)
soliciting or directly attempting to solicit (excluding any solicitation made by advertisements to the general public) the service or employment of any current or future director, officer or employee of any Target Company.

15.4	Alternative Precious Metals Leases

Prior to entering into this Agreement, Purchaser has made available to Seller Parent the commitment letters attached hereto as Annex 15.4 and relating to lease agreements with certain precious metals lessors. Purchaser shall use reasonable best efforts to enter into legally binding agreements prior to Closing upon terms not less favorable to Purchaser than as set forth in such commitment letters (each such final agreement an “Alternative Precious Metals Lease”).

15.5	No-Shop

From the date hereof through the earlier of (a) the Closing and (b) the termination of this Agreement, Seller shall not, and shall cause Seller’s Affiliates, and Seller’s and their Affiliates’ respective officers, directors and employees, and shall instruct their and their Affiliates’ representatives (including investment bankers, attorneys and accountants) and agents to not, directly or indirectly, solicit, initiate or knowingly encourage any discussions, negotiations, offers or proposals with respect to any merger, consolidation, recapitalization, stock sale, asset sale or any similar transaction relating to the Business or the Target Companies (an “Acquisition Proposal”). Seller shall, and shall cause their Affiliates, and Seller’s and their Affiliates’ respective officers, directors and employees, and shall instruct their and their Affiliates’ representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons (other than Purchaser or any of its Affiliates) conducted prior to the date hereof with respect to any Acquisition Proposal. If any of Seller, Seller’s Affiliates or Seller’s and their Affiliates’ representatives (including investment bankers, attorneys and accountants) and agents receive any Acquisition Proposal from any Person, it shall promptly (and in any event within 24 hours) notify Purchaser, identifying the Person who made the Acquisition Proposal and the material terms of the Acquisition Proposal.

15.6	Further Assurances

From time to time after the Closing Date, each Party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby.

Section 16
Confidentiality / Press Releases

16.1	Confidentiality of this Agreement; Press Releases; Public Disclosure

The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known through no fault of the Party seeking to make any disclosure or disclosure is required by Law. In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by Law or any Government Entity. No press releases or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Parties unless the other Party is required by Law or by applicable stock exchange regulations to make an announcement without such approval.

16.2	Confidentiality; Undertaking regarding Business or Trade Secrets

Without prior consent of Purchaser or any of the Target Companies, for a period of ten (10) years after the Closing Date, Seller and Seller Parent shall, and Seller Parent shall cause that (steht dafür ein, dass) AMI NL and AMI CP will, keep confidential and not disclose to any third party and not use, any business or trade secrets of the Target Companies, other than those (i) which have become publicly known through no fault of Seller, Seller Parent or their Affiliates, or (ii) which Seller, Seller Parent or their Affiliates are required to disclose as necessary to comply with any Law.

Section 17
Assignment of Rights and Undertakings

This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto, provided, however, that (a) Seller may assign and transfer rights within the Technitrol Group and (b) Purchaser and each of the Target Companies may assign and transfer rights for the benefit of their financing banks, their investors or any further acquirer of interests or assets in the Target Group.

Section 18
Joint and Several Liability; Power of Attorney

18.1	Joint and Several Liability

Seller Parent shall be jointly and severally liable (gesamtschuldnerisch haften) with Seller for all Seller’s covenants set forth in this Agreement.

18.2	Power of Attorney

Seller hereby grants an irrevocable power of attorney to Seller Parent to represent it (Vertretungsmacht) and to make and receive declarations (Empfangsvollmacht) in its name regarding all acts and measures in connection with this Agreement.

Section 19
Costs and Taxes

19.1	Taxes, Commissions

19.1.1
All transfer taxes (including real estate transfer taxes), stamp duties as well as any other costs (including those for the notarization) relating to the Pre-Closing Restructuring shall be borne by Seller, AMI NL, AMI CP and Seller Parent.

19.1.2
All transfer taxes (including real estate transfer taxes), stamp duties as well as any costs for the notarization of this Agreement, the Reference Deed and the notarization of the agreement effecting the transfer of the Sold Shares to Purchaser shall be borne by Purchaser; it being understood that any potential capital gains Tax which becomes payable due to the direct or indirect transfer of the Target Group Shares and which might be subject to a withholding obligation imposed by Law with respect to all or a portion of such capital gains tax is not considered a transfer tax and shall be borne by Seller and Seller Parent.

19.1.3
All charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements to effect the Closing, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by Purchaser, except for those relating to the Pre-Closing Restructuring, which shall be borne by Seller, AMI NL, AMI CP and Seller Parent.

19.2	Costs, Advisory Fees

Except as provided elsewhere herein, each Party hereto shall pay its own costs and expenses incidental to this Agreement and the transactions contemplated hereunder including all legal fees and accounting fees and disbursements. Advisory fees shall be borne by the Party commissioning the respective advisor(s).

Section 20
Notices

20.1	Form of Notice

All declarations, notices or other communications hereunder (the “Notices”) shall be done in writing in the English language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner.

20.2	Notices to Seller and Seller Parent

Any Notices to be given to Seller and/or Seller Parent hereunder shall be addressed as follows:

Technitrol Incorporated

Attn.:	Drew Moyer
Address:	1210 Northbrook Drive, Suite 470
Trevose, PA 19053, United States
Fax:	+1 215 355 7397
Email:	[email address omitted]

with a copy to:	GREENFORT Rechtsanwälte
Attn.:	Rechtsanwalt Dr. Daniel Röder
Address:	Arndtstraße 28
60325 Frankfurt am Main, Germany
Fax:	+49 69 97 99 58 10
Email:	[email address omitted]

20.3	Notices to Purchaser and Purchaser’s Guarantor

Any Notice to be given to Purchaser and/or Purchaser’s Guarantor hereunder shall be addressed as follows:

Tinicum Capital Partners II, L.P.

Attn.:	Eric Ruttenberg
Address:	800 Third Avenue
40th Floor
New York, NY 10022, United States
Fax:	+1 212 750 9358
Email:	[email address omitted]

Attn.:	John Keane
Address:	c/o Tinicum Enterprises, Inc.
990 Stewart Avenue
Garden City, NY 11530, United States
Fax:	+1 516 222 902
Email	[email address omitted]

with a copy to:	Sullivan & Cromwell LLP
Attn.:	Dr. York Schnorbus / Dr. Markus Lauer
Address:	Neue Mainzer Straße 52
60311 Frankfurt am Main, Germany
Fax:	+ 49 69 4272 5210
Email:	[email address omitted]

20.4	Change of Address

The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Sections 20.2 through 20.3 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

20.5	Copies to Advisors

20.5.1	The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

20.5.2
Any Notice shall be deemed received by a Party if actually received by such Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

Section 21
Miscellaneous

21.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

21.2	Dispute Resolution

21.2.1
Notwithstanding the dispute resolution mechanism regarding the Closing Date Statement set forth in Section 7.5 through 7.7 none of the Parties shall institute arbitral proceedings according to Section 21.2.2 to resolve a dispute between the Parties, whether arising prior to, at, or after the Closing Date, before that Party has sought to resolve the dispute through direct negotiation with the other Party or Parties. If the dispute is not resolved within thirty (30) days after a demand for direct negotiation, the Parties shall attempt to resolve the dispute through mediation. If the Parties do not promptly agree on a mediator, then either Party may notify the Chamber of Commerce and Trade (Industrie- und Handelskammer) in Frankfurt am Main to initiate selection of a mediator with profound experience in M&A transactions. The fees and expenses of the mediator shall be paid one-half by Seller and one-half by Purchaser.

21.2.2
In case the Parties are unable to reach a settlement through mediation, any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators (of which at least two shall be practicing German lawyers (Rechtsanwälte) with profound experience in M&A transactions) in accordance with the arbitration rules of the German Institution of Arbitration e.V. (DIS), as in effect from time to time, without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt, Germany. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language. In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction. The fees and expenses of the arbitrators shall be paid by the party whom the arbitrators rule against in such a dispute.

21.3	Amendments, Supplementations

Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing by all the Parties, except where a stricter form (e.g., notarization) is required under applicable law.

21.4	Language; Interpretation

21.4.1
This Agreement is written in the English language (except that Annexes may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

21.4.2
Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (collectively, the “Legal Terms”) under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as – functionally – come closest to the Legal Terms under German law.

21.4.3
Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

21.5	Headings

The headings and subheadings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

21.6	Annexes

All Annexes attached hereto form an integral part of this Agreement.

21.7	Entire Agreement

This Agreement and the agreements expressly referenced in accordance with the German Code of Authentication (Beurkundungsgesetz) constitute the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersede any and all prior agreements and understandings, whether written or oral, whether final or in draft form, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

21.8	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

21.9	Index of Definitions

For the purposes of this Agreement, capitalized terms shall have the meanings set forth in the table below, except as otherwise expressly provided in this Agreement.

Defined Term	Defined in	Defined Term	Defined in
Accounting Guidelines	7.3	De Minimis Claims	10.3.1(a)
Acquisition Proposal	15.5	Disputed Items	7.5
Affiliate	6.2.3	Domination and Profit and Loss Pooling Agreement	1.3
Affiliates	6.2.3	Encumbrances	9.2.2(1)
Alternative Precious Metals Lease	15.4	Environmental Laws	12.5.1(a)
AMI China	Recital I	Environmental Liabilities	12.5.5(a)
AMI CP	Recital H	Environmental Liability Cap	12.5.3
AMI Germany	Recital E	Environmental Liability Notice	12.5.6
AMI Germany Debt Balance	6.2.2(4)	Environmental Permits	12.5.1(a)
AMI Mexico	Recital J	Estimated AMI Germany Debt Balance	6.2.1
AMI NL	Recital G	Estimated Closing Date Statement	6.2.1
AMI Singapore	Recital I	Estimated Intercompany Debt Balance	6.2.1
AMI Singapore Shares	3.1.3	Estimated Negative Intercompany Debt Balance	6.2.1
AMI Spain	Recital F	Estimated Net Financial Indebtedness	6.2.1
AMI Spain Shares	2.1.3	Estimated Net Working Capital	6.2.1
Assets	9.2.18(1)	Estimated Net Working Capital Adjustment Amount	6.2.2(1)
Base Amount	10.2.1	Estimated Positive Intercompany Debt Balance	6.2.1
Business	Recital M	Excluded Environmental Liabilities	12.5.5(d)
Business Day	6.6.1	Existing Environmental Condition	12.5.5(b)
Capital Expenditures Schedule	9.2.5(1)	Expert	7.6
Closing	8.1	FCPA	9.2.8(2)
Closing Actions	8.6	Final AMI Germany Debt Balance	7.2.1(d)
Closing Condition	8.2	Final Intercompany Debt Balance	7.2.1(c)
Closing Conditions	8.2	Final Net Financial Indebtedness	7.2.1(b)
Closing Date	8.1	Final Net Working Capital	7.2.1(a)
Closing Date Statement	7.2.1	Final Net Working Capital Adjustment Amount	7.2.1(a)
Closing Payment Amounts	6.3.1	Final Purchase Price	7.8.1
		Financial Statements	9.2.5(1)
Closing Protocol	8.7	Fundamental Reps	10.2.2(a)
Closing Purchase Price	6.2.3	Government Entity	9.2.3(1)
Collective Agreements	9.2.10(5)	Government Order	9.2.12(2)
Contract	9.2.3(2)	Group Insurances	15.2.5
Covered Properties	12.5.5(b)	Hazardous Materials	12.5.5(c)
Customer/Supplier Precious Metals	7.1.1	Information Technology	9.2.18(2)
Damages	10.1.1	Insurance Policies	9.2.11(1)
Delaware Companies	Recital J	Intellectual Property Rights	9.2.7(1)
Delaware Companies’ Shares	3.1.6	Intercompany Agreements	14.4.1

Defined Term	Defined in	Defined Term	Defined in
Intercompany Debt Balance	14.1.3	Organizational Documents	9.2.1(2)
Intercompany Payables	14.1.3	Owned Intellectual Property Rights	9.2.7(1)
Intercompany Receivables	14.1.3	Owned Real Property	9.2.6(1)
Intra-Company Receivables/Payables	14.1.5	Parties	Title Page
Key Employees	9.2.10(1)	Party	Title Page
Key Personnel Contracts	9.2.10(1)	Payable Post-Closing Adjustment Amount	7.8.3
Law	8.5.2(a)	Pension Commitments	9.2.10(4)
Lease Agreements	9.2.6(2)	Person	1.2
Leased Precious Metals	7.1.1	Positive Intercompany Debt Balance	14.1.4
Leased Real Property	9.2.6(2)	Post-Closing Adjustment Amount	7.8.1
Legal Terms	21.4.2	Precious Metals Leases	9.2.9(1)
Liabilities	9.2.5(3)	Pre-Closing Restructuring	4.5.1
Liability Cap	10.2.1	Public Subsidies	9.2.13
Licensed Intellectual Property Rights	9.2.7(4)	Purchase Price	6.1.1
LuxCo	Recital D	Purchaser	Title Page
Material Adverse Effect	8.5.2	Purchaser’s Guarantor	Title Page
Material Agreements	9.2.9(2)	Purchaser’s Representatives	12.1.2
Mexican Receivable	4.4.1	Review Period	7.4
Mexico Rivet Operations	12.4.1(b)	Seller	Title Page
Mexico Silver Lease	8.2.6	Seller’s Knowledge	9.4
Negative Intercompany Debt Balance	14.1.4	Seller Parent	Title Page
Non-Compliance Occurrence	12.5.5(a)(i)	Seller Parent Mexico Lease	9.2.9(1)
Notices	20.1	Sold Shares	1.1.3
Objection Notice	7.5	Straddle Period	11.1.2
Ordinary Course of Business	9.2.15(1)	Subsidiary	Recital L

Defined Term	Defined in	Defined Term	Defined in
Target Companies	Recital K	Termination Accounts	14.2.2(a)
Target Company	Recital K	Termination Date	14.2.1
Target Group	Recital K	Termination Right	8.5.1
Target Group Shares	Recital K	Third-Party Precious Metals	7.1.1
Target Net Working Capital	6.2.2(1)	Third-Party Precious Metals Adjustment Amount	7.1.4
Tax	11.1.1	Third-Party Precious Metals Obligations	7.1.3
Tax Contest	11.6.2	Third-Party Precious Metals Quantity	7.1.2
Taxes	11.1.1	Third-Party Precious Metals Statement	7.1.2
Taxing Authority	11.1.1	Third-Party Precious Metals Taking	7.1.1
Technitrol Group	Recital K	Tipping Basket	10.3.1(b)
		US GAAP	7.3

21.10	Index of Annexes

Annex #	Annex Name
Annex 4.5.4	Values of Shares in all Target Companies and the Mexican Receivable
Annex 5.2	Transfer Deed
Annex 5.3	Resolution of Shareholders’ Meeting of Seller
Annex 6.2.1	Net Working Capital, Net Financial Indebtedness and Intercompany Debt Balance Definitions
Annex 6.2.2(4)	AMI Germany Debt Balance as of June 25, 2010
Annex 7.1.1	Inventory Procedures
Annex 7.1.4	Precious Metals Prices
Annex 7.1.5	Illustrative Calculation of Third-Party Precious Metals Adjustment Amount
Annex 7.3(a)	Accounting Guidelines
Annex 7.3(b)	Illustrative Calculations of Net Working Capital, Net Financial Indebtedness and AMI Germany Debt Balance
Annex 8.2.4	Consents and Releases relating to Technitrol Group Financing
Annex 8.6.2	Managing Directors to Resign or be Dismissed
Annex 8.7	Form of Closing Protocol
Annex 9.2.3(1)	Required Consents and Approvals
Annex 9.2.5(1)	Financial Statements and Capital Expenditures Schedule
Annex 9.2.5(3)	Disclosure of Liabilities
Annex 9.2.5(5)	Banks’ Objections to Precious Metals Controls and Reporting
Annex 9.2.6	Owned and Leased Real Property
Annex 9.2.7(1)	Owned Intellectual Property Rights
Annex 9.2.7(4)	Licensed Intellectual Property Rights
Annex 9.2.7(6)	Potential Infringements of Intellectual Property Rights
Annex 9.2.8(3)	Non-Compliance with certain Mexican Laws
Annex 9.2.9(1)(a)	Precious Metals Leases
Annex 9.2.9(1)(b)	Amount of Precious Metals Leased prior Signing

Annex #	Annex Name
Annex 9.2.9(2)	Material Agreements
Annex 9.2.10(1)	Key Employees
Annex 9.2.10(4)	Pension Commitments
Annex 9.2.10(5)	Collective Agreements
Annex 9.2.11	Insurance Policies
Annex 9.2.12	Litigation
Annex 9.2.13	Public Subsidies
Annex 9.2.14	Product Liability and Warranty Claims
Annex 9.2.15	Exceptions to Ordinary Course of Operation
Annex 9.2.18	Loss of Assets and Limitation on Disposition
Annex 9.4	Persons with Actual Knowledge (Seller’s Knowledge)
Annex 11.2	Exceptions to Tax Filings and Payment
Annex 12.1.2	Purchaser's Representatives
Annex 12.4.1(b)	Mexican Severance Payments
Annex 12.4.1(d)	Patent Infringements
Annex 12.5.1	Excluded Environmental Liabilities
Annex 14.1.5	Statement of Intercompany Receivables/ Payables as of June 25, 2010; Statement of Intra-Company Receivables/Payables as of June 25, 2010
Annex 14.1.7	Agreement for Transfer of Receivables
Annex 15.4	Commitment Letters concerning Alternative Precious Metals Leases